Exhibit 10.1

Execution Version

Portions of this Exhibit (indicated with [***]) have been omitted pursuant to Item 601(b)(10)(iv) as the registrant has determined that (i) the omitted information is not material and (ii) the omitted information is the type that the Registrant treats as private or confidential.

ROYALTY AGREEMENT

between:

WHEATON PRECIOUS METALS (CAYMAN) CO.

and

VISTA GOLD AUSTRALIA PTY. LTD.

Dated December 13, 2023

Exhibit 10.1

Execution Version

TABLE OF CONTENTS

Page

Article 1 Interpretation3

Article 2 Royalty18

Article 3 FUNDING amount20

Article 4 Early Drop Down Option25

Article 5 Construction, Development and Completion27

Article 6 Term28

Article 7 Reporting; Books and Records28

Article 8 Covenants32

Article 9 Security36

Article 10 Representations and Warranties38

Article 11 Defaults and Disputes38

Article 12 Additional Payment Terms41

Article 13 General46

Schedule A Mining TITLES (With Map)A-1

Schedule B Corporate Structure and Organization ChartB-4

Schedule C Representations and Warranties of the payorC-1

Schedule D Representations and Warranties of the PayeeD-1

Schedule E Royalty NPV ProceduresE-1

Schedule F Codes of ConductF-1

Schedule G intercreditor principlesG-1

Schedule H Jawoyn Assumption DeedH-1

L\351325440.1203843/577669
MT MTDOCS 48531588v6

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT dated as of December 13, 2023 (the “Effective Date”).

BETWEEN:

WHEATON PRECIOUS METALS (CAYMAN) CO., a company existing under the laws of the Cayman Islands

(the “Payee”)

and

VISTA GOLD AUSTRALIA PTY. LTD., ACN 117 327 509, a company existing under the laws of Australia

(the “Payor”)

WITNESSES THAT:

WHEREAS, the Payor is a wholly-owned subsidiary of Parent Company (as defined herein) and is the 100% legal and beneficial owner of the Mining Titles (as defined herein);

AND WHEREAS, the Payor has agreed to grant to the Payee, and the Payee has agreed to accept from the Payor, a Royalty (as defined herein) with respect to the Mining Titles subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

Article 1
Interpretation
1.1	Definitions

In this Agreement:

“Actual Throughput” means, in respect of a period, the total tonnes of ore mined, produced, extracted or otherwise recovered or derived from the Mining Titles and processed through the Mineral Processing Facilities during such period.

“Adverse Impact” means any effect, event, occurrence, amendment or other change that, when taken together with all other effects, events, occurrences, amendments or other changes, is or would reasonably be likely to:

(i)	have a material adverse impact on any Payor Group Entity or the Mine;
(ii)	decrease or delay the expected production from the Mining Titles;

(iii)	cause Completion not to be achieved by the Outside Completion Date;
(iv)	limit, restrict or impair the ability of the Payor to perform its obligations under or in connection with this Agreement or to operate the Mine; or
(v)	result in an Event of Default.

“Affiliate” means, in relation to any person, any other person controlling, controlled by, or under common control with such first mentioned person  (and includes a Related Body Corporate of that person).

“Agreement” means this Royalty Agreement and all attached schedules, in each case as the same may be supplemented, amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Applicable Law” means any law, regulation, decision, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority, including any judicial or administrative interpretation thereof, applicable to a person or any of its properties, assets, businesses or operations.

“Approvals” means all authorizations, licences, permits (including water permits), rights (including surface and access rights), privileges, concessions, franchises, clearances, consents, orders and other approvals required to be obtained from any Governmental Authority or other person, including with respect to Environmental Governmental Requirements.

“Auditor’s Report” means a written report prepared by a national accounting firm in Canada or Australia that is independent of the Payor Group Entities and the Payee, is mutually agreeable to the Parties and has experience and expertise in determining the quantity of minerals mined, produced, extracted or otherwise recovered from mining areas, which report determines at a minimum the Royalty that the Payee was entitled to have received pursuant to this Agreement in respect of any period in dispute.

“Average Spot Price” means the average of the Spot Price for the applicable Mineral in United States dollars (or, should that quotation cease, another similar quotation acceptable to the Payor and Payee or, if they cannot agree, the matter shall be resolved in accordance with Section 11.5), for all trading days during the calendar month for which such prices were reported;

“Books and Records” means all books, records, invoices, data, documentation, weight, moisture and assay certificates, scientific and technical information, samples and other information relating to operations and activities with respect to the Mine, the Mining Titles, the Mineral Processing Facilities, Completion and the mining, treatment, processing, milling, leaching, gravity, refining, concentrating and transportation of Minerals.

“Business Day” means any day other than a Saturday or Sunday or a day that is a statutory or bank holiday under the laws of the Province of British Columbia, the Northern Territory of Australia or the Cayman Islands.

“Caveats” has the meaning given in Section 9.1.

“Change of Control” of a person means the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger or any issue, Transfer or acquisition of voting shares, the result of which is that any other person or group of other persons acting jointly or in concert for purposes of such transaction: (i) becomes the beneficial owner, directly or indirectly, of 50% or more of the voting shares of such person, measured by voting power rather than number of shares; or (ii) acquires control of such person.

“Collateral” means the real and personal property that is subject to the Security.

“Completion” means, with respect to a Completion Period, the achievement of Actual Throughput for such Completion Period being equal to or greater than 90% of the Target Throughput multiplied by the number of days in such Completion Period.

“Completion Certificate” has the meaning set out in Section 5.1(b).

“Completion Period” means a period of 90 consecutive days during which period a Completion Test has been performed in accordance with Section 5.1.

“Completion Test” has the meaning set out in Section 5.1(a).

“Confidential Information” has the meaning set out in Section 7.5(a).

“Denehurst Royalty” means the royalty deed dated December 3, 1992 between Zapopan NL (a subsidiary of Pegasus Gold Australia Pty Ltd.) and Denehurst Limited, as subsequently varied, providing for the grant of a royalty payable to Denehurst Limited equal to 5.0% of the gross value of any gold or other metals commercially extracted from mineral claims MCN 356 to 375 and MCN 563 or any part thereof, such mineral claims being within mineral leases ML 1070 and ML 1071 of Northern Territory, Australia.

“Disclosing Party” has the meaning set out in Section 7.5(a).

“Dispute” means any and all questions, claims, controversies, or disputes arising out of or relating to the validity, construction, interpretation, meaning, performance, effect or breach of any one or more of this Agreement and any Transaction Document, or the rights and liabilities arising hereunder or thereunder.

“Dispute Notice” has the meaning set out in Section 11.4(a).

“Drop Down Date” means, provided that the Early Drop Down Closing has not occurred, the first date on which the total amount of gold contained in Minerals that have been delivered to an Offtaker, and in respect of which the Payee has received payment of the Royalty under this Agreement, equals or exceeds 3,470,000 ounces.

“Early Drop Down Closing” has the meaning set out in Section 4.1(a).

“Early Drop Down Option” has the meaning set out in Section 4.1(a).

“Early Drop Down Trigger Event” has the meaning set out in Section 4.1(a).

“Effective Date” means the date of this Agreement.

“EL” means exploration license.

“Encumbrances” means all mortgages, charges, caveats, assignments, hypothecs, pledges, security interests, liens, movable assets securities, trusts, easements, restrictions, patent or other reservation in minerals, royalty claims, and other encumbrances and adverse claims of every nature and kind.

“Environmental Governmental Requirements” mean Applicable Laws relating to pollution or protection of the environment or any natural resource, archaeological preventive programs or occupational or public health or safety, including Applicable Laws relating to emissions, discharges, or releases of pollutants, contaminants, chemicals or substances (whether ordinary, industrial, toxic or hazardous) or wastes into the environment (including ambient air, atmosphere, fauna, flora, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, management, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or substances (whether ordinary, industrial, toxic or hazardous) or wastes, which are applicable to the Mine or the assets owned, controlled or managed by the Payor or to the activities at any time of the Payor.

“Event of Default” has the meaning set out in Section 11.1.

“Expert” means a person of appropriate reputation, standing and relevant experience in accounting who has no direct or indirect personal interest in the outcome of the dispute or the issue in respect of which they are consulted pursuant to this Agreement, agreed to by the Parties or failing agreement within five Business Days after the Parties commencing discussions to select an Expert, nominated by the Chair of the Resolution Institute (at the request of either the Payor or Payee).

“Feasibility Study” means a Feasibility Study (as such term is defined in NI 43-101) relating to the Mine to be developed, as it may be subsequently amended without the prior written consent of the Payee, provided, however, that the prior written consent of the Payee shall be obtained for any amendment that could reasonably be expected to have an Adverse Impact.

“Financial Indebtedness” means any indebtedness or obligation for the payment of money or similar obligation, including any obligation in respect of:

(i)	any moneys borrowed;
(ii)	any bill of exchange, bond, debenture, note or similar instrument;
(iii)	any acceptance, endorsement or discounting arrangement;
(iv)	any finance lease or any rental payments under leases entered into primarily as a means of financing the acquisition of the asset leased;
(v)	any guarantee, indemnity, letter of credit or similar assumption of any responsibility or obligation in respect of any other person;
(vi)	deferred payment for any asset or service; or
(vii)	any Prepay Transaction;

and irrespective of whether the debt or liability:

(viii)	is present or owing in the future;

(ix)	is owed or incurred alone or severally or jointly or both with another person; or
(x)	is a combination of any of the above;

but excluding:

(xi)	any deferred payment for any asset or service that is paid in full within 90 days of its incurrence;
(xii)	any indebtedness (whether contingent or otherwise) in respect of employee benefits, pension benefits or entitlements, employee termination or severance payments or similar obligations until the indebtedness or obligation in respect thereof becomes due and payable; and
(xiii)	any obligations under the Jawoyn Agreements.

“First Instalment Date” has the meaning set out in Section 3.2(a).

“First Instalment Payment” has the meaning set out in Section 3.2(a).

“Funding Amount” has the meaning set out in Section 3.1.

“General Security Agreement" has the meaning set out in Section 9.1.

“Gold Market Price” means, with respect to any day, the per ounce LBMA Gold Fixed Price PM in U.S. dollars published by the London Bullion Market Association on such day or the immediately preceding trading day if such day is not a trading day; provided that if for any reason, the London Bullion Market Association is no longer in operation or the price of gold is not confirmed, acknowledged by or quoted by the London Bullion Market Association, the Gold Market Price shall be determined by reference to the price of gold on another commercial exchange mutually acceptable to the Parties, acting reasonably.

“Governmental Authority” means any federal, state, departmental, provincial, national, territorial, regional, municipal or local government, agency, department, ministry, authority, tribunal, commission, official, court, stock exchange or securities commission.

“Gross Revenue” has the meaning set out in Section 2.2.

“GST Amount” has the meaning set out in Section 12.5(a).

“Hedging Activities” means any and all activities by which the Payor (i) sells or disposes of Minerals by entering into Offtake Agreements or engaging in any sales or dispositions of Minerals, in any case, for other than market-based prices determined in a manner consistent with customary quotational periods in industry standard offtake agreements for similar types of minerals; (ii) engages in any commodity futures trading, forward sale and/or purchase contracts, options trading or metals trading; (iii) engages in price protection transactions, arrangements and mechanisms or speculative purchases and sales of forward, futures and option contracts; (iv) engages in any other hedging transactions or arrangements similar to those referred to in clauses (i), (ii), and (iii) of this definition; or (v) engages in any combination of the foregoing. If the Payor and the Payee cannot agree on whether a particular arrangement falls within the definition of “Hedging Activities”, then the matter shall be resolved in accordance with Section 11.5.

“including” or “includes” means including without limitation or includes without limitation.

“Indebtedness Currency” has the meaning set out in Section 12.7.

“Insolvency Event” means, in relation to any person, any one or more of the following events or circumstances:

(i)	proceedings are commenced for the winding up, liquidation or dissolution of it, unless such proceedings were commenced without its consent, approval or cooperation and it in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within 60 days of the commencement of such proceedings;
(ii)	a decree or order of a Governmental Authority is entered adjudging it to be bankrupt or insolvent (unless vacated), or a petition seeking reorganization, arrangement or adjustment of or in respect of it is approved under Applicable Laws relating to bankruptcy, insolvency or relief of debtors;
(iii)	it makes an assignment for the benefit of its creditors, or petitions or applies to any Governmental Authority for the appointment of a receiver or trustee for itself or any substantial part of its property, or commences for itself or acquiesces in or approves or has filed or commenced against it any proceeding under any bankruptcy, insolvency, reorganization, arrangement or readjustment of debt law or statute or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar person appointed with respect to it or any substantial portion of its property or assets;
(iv)	a resolution is passed for the receivership, winding up or liquidation of it; or
(v)	anything analogous or having a similar effect to an event listed in paragraphs (i) to (iv) above occurs in respect of that person.

“Jawoyn 2006 Deed of Variation” means the Deed of Variation, Adoption and Release dated March 1, 2006, among, Northern Territory of Australia, Yimuyn Manjerr (Investments) Pty Ltd., Yilgarn Gold Limited, Vallance Holdings Pty Ltd., Pegasus Gold Australia Pty Ltd., Vista Gold Australia Pty Ltd., Vista Gold Corp., Jawoyn Association Aboriginal Corporation, Barnjarn Aboriginal Corporation.

“Jawoyn 2016 Deed of Variation” means the deed of agreement to vary conditions dated August 16, 2016 between Jawoyn Association Aboriginal Corporation, Barnjarn Aboriginal Corporation, Vista Gold Australia Pty Ltd and Vista Gold Corp which provides for, inter alia, the grant of royalties payable to Jawoyn Association with respect to exploration licenses EL 29882 and EL 29886, , equal to: (A) 1% of the gross value of all gold and silver produced; and (B) 1% of the net smelter return of all minerals other than gold and silver produced.

“Jawoyn 2020 Deed of Variation” means the deed of variation dated November 27, 2020 between Jawoyn Association Aboriginal Corporation, Barnjarn Aboriginal Corporation, Vista Gold Australia Pty Ltd. and Vista Gold Corp which provides for, inter alia, the grant of royalties payable to Jawoyn Association with respect to mineral leases ML 1070, ML 1071, ML 1127, and ML 31525, equal to: (A) 1% of the gross value of all gold and silver produced, plus a sliding-scale gross process production royalty that varies between 1/8% and 2% depending on gold price and foreign exchange rates; and (B) 1% of the net smelter return of all minerals other than gold and silver produced, subject to a minimum payment of $50,000.

“Jawoyn Agreements” means the Jawoyn 2016 Deed of Variation, the Jawoyn 2020 Deed of Variation and the Jawoyn Original Deeds.

“Jawoyn Association” means Jawoyn Association Aboriginal Corporation ICN 373.

“Jawoyn Assumption Deed” means the assumption deed between Jawoyn Association Aboriginal Corporation, Banjarn Aboriginal Corporation, Vista Gold Corp., the Payor and the Payee to be entered into in accordance with Section 9.1(a)(iii).

“Jawoyn Original Deeds” means: (i) the Northern Territory of Australia Deed dated January 28, 1993, among the Northern Territory of Australia, Zapopan NL and Jawoyn Association Aboriginal Corporation; (ii) the Northern Territory of Australia Deed of Variation dated March 5, 1993, among the Northern Territory of Australia, Zapopan NL and Jawoyn Association Aboriginal Corporation; (iii) the Northern Territory of Australia Deed dated July 22, 1993, among the Northern Territory of Australia, Zapopan NL, Jawoyn Association Aboriginal Corporation and Barnjarn Aboriginal Corporation; (iv)  the Deed dated November 11, 1996, among Barnjarn Aboriginal Corporation, Jawoyn Association Aboriginal Corporation and Pegasus Gold Australia Pty Ltd.; and (v) the Deed of Variation, Adoption and Release: Jawoyn Agreements dated March 1, 2006, among, Northern Territory of Australia, Yimuyn Manjerr (Investments) Pty Ltd., Yilgarn Gold Limited, Vallance Holdings Pty Ltd., Pegasus Gold Australia Pty Ltd., Vista Gold Australia Pty Ltd., Vista Gold Corp., Jawoyn Association Aboriginal Corporation, Barnjarn Aboriginal Corporation.

“Judgment Currency” has the meaning set out in Section 12.7.

“Lender Event” means any one or more of the following events or circumstances:

(i)	(A) a demand is made by a person for the payment in full of any Financial Indebtedness then due, or becoming due upon the making of a demand, in an amount greater than $10,000,000, or other enforcement steps are taken by such person with respect thereto, or (B) an event of default under any Financial Indebtedness in an amount greater than $10,000,000 shall occur resulting in the acceleration of the time for payment of such Financial Indebtedness to a time prior to its stated maturity, and, in either case, such demand or acceleration shall not have been paid prior to the earlier of the expiry of any applicable grace period, or where no applicable grace period exists, 10 Business Days following such demand or acceleration; or
(ii)	any action is taken by a person to enforce any Encumbrance in, over or against any of the Collateral or any of the assets used in connection with the Mine which if successful would result in an Adverse Impact.

“Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties, judgment and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise), including any Taxes payable in respect thereof, in connection with or in respect of any breach or default by the other Party.

“Mine” means the mining project commonly referred to as the Mt Todd Project, located in Northern Territory, Australia.

“Mine Data” has the meaning set out in Schedule C.

“Mineral Processing Facilities” means any mill, ore concentrator, smelter, refinery or other processing facility to be developed, constructed, owned or operated by any Payor Group Entity located on the Mining Titles.

“Mineral Titles Act” means the Mineral Titles Act 2010 (NT).

“Minerals” means any and all ore and marketable metal bearing material or product in whatever form or state that is mined, produced, extracted or otherwise recovered or derived from the Mining Titles, including any such material or product derived from any processing or reprocessing of any tailings, stockpiles, waste rock or other waste products originally derived from the Mining Titles, and including ore and any other products requiring further milling, processing, smelting, refining or other beneficiation of Minerals, including saleable Minerals.

“Mining Titles” means:

(i)	the mining rights, tenements, concessions, contracts and other similar interests listed in Schedule A as being “Mining Titles”;
(ii)	any mining rights, tenements, concessions, contracts and other similar interests in respect of which a Payor Group Entity holds any right, title or interest onto which any ore body that is wholly or partially located on the Mining Titles described in paragraph (i) above drifts or extends;
(iii)	until the later of January 1, 2045 and the Drop Down Date, (A) the areas outlined in pink (i.e., the exploration licences) on the map set out in Schedule A; (B) any other mining rights, tenements, concessions, contracts, and other similar interests owned by a Payor Group Entity that are in whole or in part within five kilometres of an outside boundary of the Mining Titles set out in paragraphs (i),(ii), (iii)(A) and (C), (iv) or (v) of this definition; and (C) any other mining rights, tenements, concessions, contracts and other similar interests, from which ore is processed at the Mineral Processing Facilities;
(iv)	whether created privately or through the actions of any Governmental Authority, any right, title or interest in any mining right, tenement, concession, contract and other similar interest held by a Payor Group Entity in, to, under or over all or any portion of the area covered by the foregoing; and
(v)	any extension, renewal, replacement, conversion or substitution of any of the foregoing,

whether any of the foregoing is acquired or obtained before or after the date of this Agreement.

“ML” or “MLN” means mineral license.

“Monthly Report” means a written report, in relation to any calendar month, detailing:

(i)	the tonnages and head grades of ore mined and tonnages of waste mined and tonnages and head grades of both the ore mined and stockpiled, from the Mining Titles during such calendar month;
(ii)	the tonnages and grades of ore processed from the Mining Titles at the Mineral Processing Facilities during such calendar month;
(iii)	with respect to any Mineral Processing Facilities, the number of ounces of gold and silver contained in the saleable Minerals produced during such calendar month and the resulting recoveries, including the metallurgical balances for gravity circuit, if applicable;
(iv)	the weight and grades of any saleable Minerals delivered or shipped to an Offtaker offsite during such calendar month;
(v)	the number of ounces of gold contained in each delivery to an Offtaker in respect of which a payment from an Offtaker was received during that calendar month, prior to any Offtaker Charges or payable rates;
(vi)	end of month stockpile of saleable Minerals (weight and grade) not yet subject to a delivery to an Offtaker;
(vii)	inventory for saleable Minerals which has been delivered to an Offtaker, but for which payment from an Offtaker has not yet been made;
(viii)	a statement listing all invoices relating to payments from Offtakers, indicating whether provisional or final, and including (A) invoice number, (B) lot designation if applicable, (C) weights, (D) gold grades of any saleable Minerals, and (E) payable rate for gold and silver;
(ix)	the most recent update to the forecast of production of gold to the extent such forecast has been updated by the Payor from the forecast most recently provided to the Payee, and the related assumptions as set out in Section 7.1(b)(ii) to the extent also updated;
(x)	details of the Offtake Agreements, specifying the type of saleable Minerals and annual quantity of saleable Minerals being sold to each Offtaker, and the payable terms relating to gold; such information to be provided whenever new Offtake Agreements are entered into or whenever changes to the existing Offtake Agreements are made;
(xi)	details of any Taxes (including, where applicable, the Allowed Withholding) to be withheld from the payment of the Royalty for such calendar month, including how such amounts were calculated;

(xii)	documentation evidencing the remittance of Taxes (including, where applicable, the Allowed Withholding) described in Section 12.2(b)(ii) during such calendar month;
(xiii)	any other pertinent information in sufficient detail to explain the calculation of the Royalty payment for such calendar month; and
(xiv)	such other information in respect of gold or the calculation or payment of the Royalty as may be reasonably requested by the Payee.

“Mortgage” has the meaning set out in Section 9.1(a).

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, or any successor instrument, rule or policy.

“Offtake Agreement” means any refining, smelting, brokering, sales, marketing and/or processing agreement entered into by the Payor with an Offtaker with respect to one or more shipments of Minerals, which agreement shall be on commercially reasonable arm’s length terms and conditions for the relevant Minerals and shall include industry standard reporting and payment settlement protocols and provisions that require the delivery of settlement sheets evidencing the amount and grade of Minerals delivered or sold to the applicable Offtaker.

“Offtaker” means a smelter, mint, refiner, processor, purchaser or other recipient of Minerals, provided such entity is not a Payor Group Entity.

“Offtaker Charges” means any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, weight franchise charges, financing charges or price participation charges, or other charges, penalties or deductions that may be charged or levied by an Offtaker, regardless of whether such charges, penalties or deductions are expressed as a specific metal deduction, a percentage or otherwise.

“Other Minerals” means ores or other minerals mined, produced, extracted or otherwise recovered from properties that are not one of or do not constitute part of the Mining Titles, whether such properties are owned by Payor Group Entities or otherwise.

“Outside Completion Date” means April 1, 2028.

“Parent Company” means Vista Gold Corp.

“Parties” means the parties to this Agreement.

“Payee Cash Account” has the meaning set out in Section 2.1(c).

“Payor Group Entities” means the Payor, the Parent Company and each of their respective wholly-owned subsidiaries.

“Permitted Encumbrances” means any Encumbrance in respect of the Mining Titles constituted by the following:

(i)	inchoate or statutory liens for Taxes, royalties or employee related obligations, not at the time due or payable, or being contested in good faith through appropriate proceedings;
(ii)	any reservations or exceptions contained in the original grants of land other than any royalty, streaming or similar agreement and the terms of any lease in respect of any Mining Titles or comprising the Mining Titles;
(iii)	minor discrepancies in the legal description of the Mining Titles or any adjoining properties which would be disclosed in an up to date survey and any registered easements and registered restrictions or covenants that run with the land which do not materially detract from the value of, or materially impair the use of the Mining Titles for the purpose of conducting and carrying out mining operations thereon;
(iv)	liens or other rights required under Applicable Law granted by the Payor to a Governmental Authority to secure performance of statutory obligations or regulatory requirements (including reclamation obligations);
(v)	licenses, rights of way for or reservations or rights of others for, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by laws, ordinances or other restrictions as to the use of the Mining Titles, which do not in the aggregate materially detract from the use of the Mining Titles for the purpose of conducting and carrying out mining operations thereon;
(vi)	equipment leases or purchase money security interests for Mineral Processing Facilities or other present and after acquired real and personal property used or acquired for use by Payor in connection with the Mine, provided that (A) the aggregate amount secured by such Encumbrances does not exceed the purchase price or lease obligation of such personal property and (B) the Encumbrance does not encumber any property or assets other than such personal property and its proceeds;
(vii)	statutory liens or charges not at the time overdue;
(viii)	liens securing Project Financing in respect of which Payee and the relevant counterparties have entered into an intercreditor agreement in accordance with Section 9.2;
(ix)	liens created by a judgment of a court of competent jurisdiction, as long as that judgment is being contested diligently and in good faith by appropriate proceedings by the Payor, and does not result in an Adverse Impact;
(x)	security given by the Payor in the ordinary course of business to a public utility or any Governmental Authority when required by that utility or Governmental Authority in connection with the operation of the Mine or otherwise in respect of the Mining Titles; and

(xi)	caveats, registrations, restrictions, reservations, royalty claims (including the “Royalty Payments” as provided for or defined in the Jawoyn 2006 Deed of Variation, the Jawoyn 2016 Deed of Variation and the Jawoyn 2020 Deed of Variation) and other encumbrances expressly set out in the Jawoyn Agreements and the Denehurst Royalty as of the Effective Date.

“person” means and includes a Party, individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Authority or any other type of organization, whether or not a legal entity.

"PPSA" means the Personal Property Securities Act 2009 (Cth).

"PPSR" means the register established under the PPSA.

“Prepay Transaction” means an arrangement, other than a Stream Equivalent Transaction, that involves a prepayment with respect to metal to be delivered (or its value to be settled in cash) in the future. For greater certainty, the sale or delivery of Minerals pursuant to an Offtake Agreement shall not constitute a “Prepay Transaction”, provided there is not an upfront payment made in respect of the underlying value of the Minerals other than customary provisional settlement.

“Prime” [***]

“Project Financing” means any loan facility or other financing arrangement provided by Project Lenders the proceeds of which are used to develop, expand, construct or operate the Mine, including any refinancing thereof that does not increase the outstanding principal amount thereof at the time of refinancing, and that contains customary terms and conditions for mining projects similar in nature to the Mine, but excluding a Prepay Transaction.

“Project Lenders” means any reputable and recognized banking or financial institution, Offtaker, equipment lease provider or export credit agency that provides any Project Financing, excluding any Payor Group Entity or any Affiliate of a Payor Group Entity.

“Rate of Exchange” has the meaning set out in Section 12.7.

“Receiving Party” has the meaning set out in Section 7.5(a).

“Refined Gold” means marketable metal bearing material in the form of gold that is refined to standards meeting or exceeding commercial standards for the sale of refined gold.

"Related Body Corporate" has the meaning given in the Corporations Act 2001 (Cth).

“Relevant Jurisdictions” has the meaning set out in Section 3.2(a)(vi);

“Reserves” means proven and probable reserves as defined and incorporated under NI 43-101.

“Resolution Institute” means the Resolution Institute ACN 008 651 232 of Level 2, 13-15 Bridge Street, Sydney NSW 2000, or such other entity succeeding or replacing that entity.

“Resources” means measured, indicated and inferred resources as defined and incorporated under NI 43-101.

“ROFR Interest” means a Stream Equivalent Transaction or a Prepay Transaction entered into by a Payor Group Entity in respect of any ROFR Metals.

“ROFR Metals” means any precious metal in whatever form or state that are mined, produced, extracted or otherwise recovered or derived from:

(i)	the mining rights, tenements, concessions, contracts and other similar interests listed in Schedule A as being “Mining Titles”;
(ii)	the area outlined in pink (i.e., the exploration licences) on the map set out in Schedule A; or
(iii)	any other mining rights, tenements, concessions, contracts and other similar interests currently owned or subsequently acquired by a Payor Group Entity that are in whole or in part within five kilometres of the Mining Titles set out in paragraphs (i), (ii), (iii)(A) or (C), (iv) or (v) of the definition of Mining Titles.

“ROFR Offer” has the meaning set out in Section 8.7(a).

“Royalty” has the meaning set out in Section 2.1.

“Royalty NPV” has the meaning set out in Section 11.3(d).

“Second Instalment Payment” has the meaning set out in Section 3.3(a).

“Second Instalment Payment Date” has the meaning set out in Section 3.3(a).

“Security” has the meaning set out in Section 9.1(a).

“Spot Price” means (i) in the case of gold, the Gold Metal Price; (ii) in the case of silver, the price of silver in U.S. dollars quoted by the London Bullion Market Association (currently administered independently by ICE Benchmark Administration) and (iii) in the case of other Minerals, the price per unit in U.S. dollars for the relevant Mineral as quoted in “Platts Metals Daily”. If for any reason the London Bullion Market Association is no longer in operation or the spot price of any Mineral is not quoted by the London Bullion Market Association or in Platts Metals Daily, as applicable, the “Spot Price” of such Refined Metal shall be determined by reference to the price of such Mineral on another commercial exchange mutually acceptable to the Parties, acting reasonably.

“Stamp Duty” means any stamp duty or similar charge imposed by any Governmental Authority and includes any interest, fine, penalty, charge or other amount in respect of the above.

“Stream Equivalent Transaction” means the sale or delivery of any ROFR Metals, or the payment of any consideration measured, quantified or calculated based on, in whole or in part, any ROFR Metals, pursuant to a streaming transaction, royalty transaction, prepayment of metals agreement or a similar transaction, the primary purpose of which is to provide a right to receive ROFR Metals or their values (or to receive metals or minerals from elsewhere but calculated with reference to ROFR Metals or their values) in exchange for upfront payment. For greater certainty, the sale or delivery of Minerals pursuant to any Offtake Agreement shall not constitute a Stream Equivalent Transaction, provided there is not an upfront payment made in respect of the underlying value of the Minerals other than customary provisional settlement.

“Target Throughput” means 15,000 tonnes/day, or such other higher design throughput of the Mineral Processing Facilities (expressed in tonnes/day) as set out in the Feasibility Study.

“Tax” or “Taxes” means all taxes, assessments and other charges, duties, and impositions, including any interest, penalties, tax instalment payments or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes (including federal, provincial, territorial, and state income taxes), remittance taxes, minimum tax, non resident withholding taxes, sales and use taxes, branch profit taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, royalties, mining royalty taxes, mining or mineral taxes, gross receipts taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, land transfer taxes, capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes, Stamp Duty and other charges and obligations of the same or of a similar nature to any of the foregoing.

“Third Instalment Payment” has the meaning set out in Section 3.4(a).

“Third Instalment Payment Date” has the meaning set out in Section 3.4(a).

“Third Party Agreement” has the meaning set out in Section 8.7(c).

“Third Party Offer” has the meaning set out in Section 8.7(a).

“tonnes” means dry metric tonnes.

“Transaction Documents” means this Agreement, the Mortgage and each other document to be executed and delivered to the Payee in connection with this Agreement.

“Transfer” means to sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest (including a joint venture interest or an expropriation or other Transfer required or imposed by law or any Governmental Authority, whether voluntary or involuntary), or to abandon, surrender or otherwise relinquish a right, title or interest.

“Vendor” has the meaning set out in Section 8.7(a).

1.2	Interpretation

A Party is strictly liable under any obligation to (i) ensure an action, event or circumstance occurs or exists, or does not occur or exist; or (ii) cause an action, event or circumstance to occur, exist, not occur or not exist. For greater certainty, such obligation shall not be reduced or limited in any manner even if such Party cannot control such action, event or circumstance, or cannot control a person who is able to control such action, event or circumstance.

1.3	Statutory References

Any reference in this Agreement to a statute or a regulation or rule promulgated under a statute or to any provision contained therein shall be a reference to the statute, regulation, rule or provision as may be amended, restated, re enacted or replaced from time to time.

1.4	Headings

Headings of Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5	Construction

The Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.6	Plural, Gender

Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.7	Days

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Pacific Time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Pacific Time) on the next Business Day.

1.8	Dollar Amounts

Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to U.S. dollars.

1.9	Schedules

The following schedules are attached to and form part of this Agreement:

Schedule A	-	Mining Titles (With Map)
Schedule B	-	Corporate Structure and Organization Chart
Schedule C	-	Representations and Warranties of the Payor
Schedule D	-	Representations and Warranties of the Payee
Schedule E	-	Royalty NPV Procedures
Schedule F	-	Codes of Conduct
Schedule G	-	Intercreditor Principles
Article 2
Royalty
2.1	Royalty
(a)	The Payor hereby creates, grants and conveys to the Payee, and agrees to pay to the Payee in perpetuity, a royalty in the amount of 1.0% of Gross Revenue (subject to Section 2.1(b)), payable on a monthly basis, determined in accordance with and subject to the terms and conditions set forth in this Agreement (the “Royalty”).

(b)	The Royalty percentage of Gross Revenue in effect from time to time:
(i)	shall be reduced by 1/3 (rounded to the nearest second decimal) upon the occurrence of the Drop Down Date (provided that the Early Drop Down Closing has not already occurred);
(ii)	shall be reduced by 1/3 (rounded to the nearest second decimal) upon the occurrence of the Early Drop Down Closing, if applicable (provided that the Drop Down Date has not already occurred); and
(iii)	shall be increased in accordance with Section 5.2, where applicable.
(c)	Except when an election is made by the Payee under Section 2.1(d) of this Agreement, the Payor shall make payments of the Royalty to the Payee in cash within 20 days after the last day of each month. All such cash payments shall be made by wire transfer to an account to be designated by the Payee and notified in writing to the Payor not more than five Business Days after the last day of such calendar month (the “Payee Cash Account”), provided that once the Payee has designated a Payee Cash Account, such designation shall remain in effect until the Payor receives different designation instructions from the Payee.
(d)	The Payee may elect to receive the Royalty in kind as Refined Gold. Notice of election to receive the Royalty in kind must be made in writing by the Payee to the Payor not more than five Business Days after the last day of a calendar month and designate the Payee’s unallocated metal account located in London, UK and, once made, the Payor must deliver written instructions to each Offtaker which is the final mint, refiner or other processor of Minerals and which delivers Refined Gold to the Payor during such calendar month pursuant to an Offtake Agreement, with a copy to the Payee, directing each such Offtaker to deliver Refined Gold due to the Payee in respect of the Royalty by crediting to the Payee’s designated metal account the number of ounces of Refined Gold that is due. The number of ounces of Refined Gold to be credited will be based upon the Payee’s share of Refined Gold delivered to the Payor by the Offtaker (being the Royalty percentage) during such calendar month. Title to Refined Gold delivered to the Payee under this Agreement shall pass to the Payee at the time such Refined Gold is credited to the unallocated metal account designated by the Payee. If the Payor Group Entities sell Minerals to an Offtaker for payment in cash, then the Payor shall satisfy its obligation to pay the Royalty in kind (where applicable) by crediting Refined Gold to the unallocated metal account designated by Payee, with the number of ounces of Refined Gold so credited being the equal to the amount of the relevant Royalty payment divided by the average of the Gold Market Price for all trading days during the calendar month to which the Royalty payment relates. Payor shall notify, or cause the Offtakers to notify, the Payee at least two Business Days before any delivery of Refined Gold in respect of the Royalty pursuant to this Section 2.1(d) of: (i) the number of ounces of Refined Gold to be delivered and credited; and (ii) the estimated date and time of such delivery and credit.
(e)	Upon written request by the Payee, the Payor shall provide the relevant settlement sheets and other settlement information from the Offtakers relating to Minerals delivered or sold to the Offtaker.
(f)	Notwithstanding any other provisions of this Agreement, if a Payor Group Entity receives insurance proceeds for any Minerals that are lost, stolen or damaged, the Payor shall pay to the Payee, in lieu of the payment of the Royalty in respect of the Minerals that were lost or damaged, an amount equal to the Royalty percentage of the insurance proceeds which are received by the Payor Group Entities in respect of the Minerals. The Payor shall pay such amount to the Payee within 10 days of any Payor Group Entity receiving such insurance proceeds, in cash, by wire transfer to the Payee Cash Account. The amount of gross insurance proceeds received by the Payor Group Entities on account of the lost or damaged Minerals shall be conclusively determined by the insurance settlement documents or otherwise agreed by the Payor and the Payee, acting reasonably.
(g)	The Payor shall have the right to enter into Hedging Activities. All profits and losses resulting from the Payor entering into any Hedging Activities are specifically excluded from calculations of the Royalty or Gross Revenue pursuant to this Agreement. All Hedging Activities entered into by the Payor and all profits or losses associated therewith, if any, shall be solely for the account of the Payor. The Royalty payable on Minerals subject to Hedging Activities shall be determined in the same manner as provided in this Article 2 but applying assumed Mineral sales prices equivalent to Average Spot Prices for the calendar month (but before any Offtaker Charges).
(h)	The Parties acknowledge and agree that none of the arrangements in this Agreement are intended to, and do not give, Payee or any of Payee’s Affiliates “control” of Payor. For the purposes of this Section 2.1(h), “control” means the capacity to determine or influence the outcome of decisions about any of Payor’s financial and operating policies (whether directly or indirectly), taking into account all of the following:
(i)	any enforceable rights the person has over those policies;
(ii)	any practical influence the person can exert over those policies; and
(iii)	any other practice or behaviour of the person that might affect those policies (whether or not the practice or behaviour involves a breach of an agreement or of a trust).
2.2	Calculation of Gross Revenue
(a)	“Gross Revenue” means the gross proceeds received by or for the benefit of the Payor in respect of the sale or disposition of Minerals to an Offtaker pursuant to an Offtaker Agreement, whether processed on or off site. For the avoidance of doubt, no charges or costs may be deducted in calculating the Gross Revenue. To the extent that any proceeds received by or for the benefit of the Payor are actually paid or credited to or for the benefit of the Payor after deduction of any Offtaker Charges, the amount of such proceeds shall be grossed up for any such Offtaker Charges in calculating Gross Revenue for purposes of this Agreement (it being the intention of the Parties that Gross Revenue not be reduced by the amount of any Offtaker Charges).
(b)	For the avoidance of doubt, the Gross Revenue shall be deemed to include any gross proceeds actually received by or for the benefit of the Payor in respect of the sale or disposition of Minerals contained in any stockpiles on or deriving from the Mining Titles.
(c)	The Payor shall not dispose of any Minerals except pursuant to a sale or delivery by the Payor to an Offtaker pursuant to an Offtake Agreement at fair market value. The Payor shall not sell or dispose of any Minerals:

(i)	to another Payor Group Entity; or
(ii)	in the form of unprocessed ore.
(d)	If any Minerals are disposed of other than pursuant to Section 2.2(c), then in addition to any other remedies available to the Payee hereunder or at law, the Royalty shall apply to such Minerals and be calculated in respect thereof as if such Minerals had been sold to a third party smelter, mint, refiner or processor in an arm’s length transaction and at fair market value under an Offtake Agreement.
(e)	All tailings, residues, waste rock, spoiled leach materials, and other waste materials (collectively, “waste materials”) resulting from the Payor Group Entities’ operations and activities at and on the Mining Titles shall be the sole property of the Payor Group Entities but shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of saleable Minerals.
(f)	The Payor shall ensure that weighing, sampling, moisture determination and assaying procedures are conducted in connection with all shipments of Minerals delivered to and paid for by Offtakers, and that all such weighing, sampling, moisture determination and assaying procedures are conducted in a commercially prudent manner consistent with sound mining, processing, engineering and environmental practices prevailing in the mining industry and in compliance with Applicable Law. The Payor shall provide, or cause to be provided, to the Payee the required information pursuant to Sections 2.1(e) and 7.1(a), including, upon request from the Payee, the Payor Group Entities’ Books and Records relevant to the weighing, sampling, moisture determination and assaying of the Minerals subject to such shipments. If there are any Disputes under this Section 2.2(f) as to the weighing, sampling, moisture determination and assaying procedures or the results thereof, the matter shall be resolved in accordance with Section 11.5.
Article 3 FUNDING amount
3.1	Funding Amount

In consideration for the promises and covenants of the Payor contained in this Agreement, including the grant of the Royalty and obligation to make the Royalty payments, the Payee hereby agrees, subject to the satisfaction or waiver of the applicable conditions set forth in this Section 3.1, to pay to the Payor, in three instalments as provided for in this Section 3.1, $20,000,000 (the “Funding Amount”), with each instalment thereof to be paid in cash by wire transfer of immediately available funds to a bank account in the name of the Payor or as directed by the Payor notified to the Payee at least three Business Days prior to the date of the applicable payment.

3.2	First Instalment
(a)	On the 10th Business Day following the Effective Date and after the satisfaction and fulfillment (or waiver by the Payee) of all of the following conditions (except those conditions which are expressed to be satisfied on the First Instalment Date, which conditions shall have been satisfied on such date) or such other date as may be agreed to in writing by the Payee and the Payor (the “First Instalment Date”), the Payee shall pay to the Payor a portion of the Funding Amount in the amount of $3,000,000 (the “First Instalment Payment”):
(i)	as of the end of the most recently completed calendar month end, the Parent Company shall have positive working capital, such working capital being calculated: (A) on a consolidated basis; (B) on the basis of unrestricted cash plus unrestricted cash equivalents less accounts payable and less accrued and other current liabilities and interest and principal repayments due in the next 12 months (excluding amounts already set aside in restricted cash); and (C) excluding the First Instalment Payment;
(ii)	the Payor shall have delivered to the Payee a current (dated no earlier than 10 Business Days prior to the First Instalment Date) certificate of status, good standing or compliance (or equivalent) issued by the relevant Governmental Authority;
(iii)	on the First Instalment Date, the Payor shall have executed and delivered to the Payee a certificate of a director or senior officer, in form and substance satisfactory to the Payee, acting reasonably, certifying the constating documents of the Payor, the resolutions of the board of directors or the relevant corporate body of the Payor authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and the transactions contemplated thereby, the names, positions and true signatures of the persons authorized to sign the Transaction Documents to which it is a party, and such other matters pertaining to the transactions contemplated hereby as the Payee may reasonably require;
(iv)	the Payor shall have provided all consents and deliverables as necessary or desirable in connection with the Payee’s rights under Section 9.1 to lodge the Caveats and to register this Agreement;
(v)	there is no adverse claim, challenge or appeal outstanding as of the First Instalment Date that would prevent, or would be reasonably expected to prevent or have a reasonable risk of preventing the registration of the Mortgage against the Mining Titles;
(vi)	the Payor shall have delivered to the Payee opinions, in form and substance satisfactory to the Payee, acting reasonably, from external legal counsel as to, among other things: (A) the legal status of the Payor; (B) the power, capacity and authority of the Payor to execute, deliver and perform this Agreement; (C) the execution and delivery by the Payor of this Agreement and the enforceability thereof against it, and if applicable, any powers of attorneys granted to any individuals who signed the relevant documentation on its behalf and the enforceability against the Payor; (D) that no Encumbrances are registered with respect to the Mining Titles other than Permitted Encumbrances; and (E) the Payor’s title with respect to the Mining Titles;
(vii)	there is no adverse claim, challenge or appeal outstanding that would prevent, or would be reasonably expected to prevent or have a reasonable risk of preventing, the construction, development or operation of the Mine;

(viii)	all of the parties to the Jawoyn Assumption Deed (other than the Payee) shall have executed and delivered to the Payee counterparts of the Jawoyn Assumption Deed for countersigning by the Payee in accordance with Section 9.1(a)(iii); and
(ix)	on the First Instalment Date, the Payor shall have executed and delivered to the Payee a certificate of a director or senior officer of the Payor, in form and substance satisfactory to the Payee, acting reasonably, certifying that, as of the such date:
(A)	all of the representations and warranties made by the Payor pursuant to this Agreement are true and correct in all material respects as of such date;
(B)	the Payor is not in breach or default and there is no Event of Default that has occurred and is continuing (or an event which with notice or lapse of time or both would become a breach, default or Event of Default) under this Agreement; and
(C)	the conditions set out in this Section 3.2 have been satisfied, including providing sufficient information to confirm the calculation of the test in Section 3.2(a)(i).
(b)	Each of the conditions set forth in Section 3.2(a), is for the exclusive benefit of the Payee and may only be waived by it in its sole discretion.
(c)	Notwithstanding Section 3.2(b), if the conditions set forth in Section 3.2(a) have not been satisfied in full on or before the third anniversary of the Effective Date, then the Payee shall have the right to terminate this Agreement at any time thereafter upon written notice to the Payor without any liability; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination.
3.3	Second Instalment
(a)	On the date that is 10 Business Days after each of the following conditions are satisfied and fulfilled (the “Second Instalment Payment Date”), the Payee shall advance to the Payor the second portion of the Funding Amount in the amount of $7,000,000 (the “Second Instalment Payment”):
(i)	as of the end of the most recently completed calendar month end, the Parent Company shall have sufficient working capital to satisfy all of its obligations and liabilities due within a period of 12 months following the Second Instalment Payment Date, such working capital being calculated: (A) on a consolidated basis; (B) on the basis of unrestricted cash plus unrestricted cash equivalents less accounts payable and less accrued and other current liabilities and interest and principal repayments due in the 12 months following the Second Instalment Payment Date (excluding amounts already set aside in restricted cash); and (C) including the Second Instalment Payment;
(ii)	the conditions set out in Sections 3.2(a)(iv) through 3.2(a)(viii) shall have been satisfied and remain satisfied as of the Second Instalment Payment Date;
(iii)	on or prior to the Second Instalment Payment Date, the Payor shall have executed and delivered to the Payee the Security and shall have made, or arranged for, all such registrations, filings and recordings of the Security, and shall have done all such other acts and things as may be necessary or advisable to create, perfect or preserve the Security in accordance with Section 9.1 (including lodging the relevant financing statements in relation to the General Security Agreement on the PPSR and registering the Mortgage against the Mining Titles in accordance with the Mineral Titles Act), and the Mortgage shall constitute a valid and enforceable first ranking charge over the Mining Titles, subject to Permitted Encumbrances, and the General Security Agreement shall constitute a first ranking Encumbrance over all present and after acquired property of the Payor, subject to Permitted Encumbrances, and the Payee shall have received evidence satisfactory to it of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, Tax or expense relating thereto;
(iv)	the Payor shall have delivered to the Payee opinions, in form and substance satisfactory to the Payee, acting reasonably, from external legal counsel as to, among other things: (A) the power, capacity and authority of the Payor to execute, deliver and perform the Mortgage and the General Security Agreement; (C) the execution and delivery by the Payor of the Mortgage and the General Security Agreement and the enforceability thereof against it, and if applicable, any powers of attorneys granted to any individuals who signed the relevant documentation on its behalf and the enforceability against the Payor; (D) the registrations, filings and recordings made in all appropriate jurisdictions (collectively, the “Relevant Jurisdictions”) to create, perfect and otherwise preserve the Security and attaching the results of the usual searches that would be conducted in each of the Relevant Jurisdictions in connection with the Security; and (E) that the Security creates valid and enforceable security interests in favour of the Payee in the Collateral, and that no Encumbrances are registered other than Permitted Encumbrances;
(v)	the Treasurer of the Commonwealth of Australia has either:
(A)	provided written notice that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) to the Security (including the Mortgage against the Mining Titles) such notice of no objection being either unconditional or subject only to conditions acceptable to the Payee (acting reasonably); or
(B)	become precluded from exercising any power to make an order under the Foreign Acquisitions and Takeovers Act 1975 (Cth) in relation to the Security (including the Mortgage against the Mining Titles); and

(vi)	on the Second Instalment Payment Date, the Payor shall have executed and delivered to the Payee a certificate of a director or senior officer of each such entity, in form and substance satisfactory to the Payee, acting reasonably, certifying that, on and as of such date:
(A)	all of the representations and warranties made by the Payor pursuant to each Transaction Document are true and correct in all material respects as of such date;

(B)	the Payor is not in breach or default and there is no Event of Default that has occurred and is continuing (or an event which with notice or lapse of time or both would become a breach, default or Event of Default) under any Transaction Document; and
(C)	the conditions set out in this Section 3.3(a) shall have been satisfied and remain satisfied as of the Second Instalment Payment Date, including providing sufficient information to confirm the calculation of the test in Section 3.3(a)(i).
(b)	Each of the conditions set forth in Section 3.3 is for the exclusive benefit of the Payee and may only be waived by it in its sole discretion.
3.4	Third Instalment
(a)	On the date that is six months after the First Instalment Date (the “Third Instalment Payment Date”), the Payee shall advance to the Payor the third portion of the Funding Amount in the amount of $10,000,000 (the “Third Instalment Payment”), subject to the satisfaction and fulfillment of all of the following conditions:
(i)	as of the end of the most recently completed calendar month end, the Parent Company shall have sufficient working capital to satisfy all of its obligations and liabilities due within a period of 12 months following the Third Instalment Payment Date, such working capital being calculated: (A) on a consolidated basis; (B) on the basis of unrestricted cash plus unrestricted cash equivalents less accounts payable and less accrued and other current liabilities and interest and principal repayments due in the 12 months following the Third Instalment Payment Date (excluding amounts already set aside in restricted cash); and (C) including the Third Instalment Payment;
(ii)	the conditions set out in Sections 3.2(a)(iv) through 3.2(a)(viii) and 3.3(a)(iii) through 3.3(a)(v)shall have been satisfied and remain satisfied as of the Third Instalment Payment Date;
(iii)	an exploration drilling program of at least 6,000 meters at the Mining Titles shall have been commenced; and
(iv)	on the Third Instalment Payment Date, the Payor shall have executed and delivered to the Payee a certificate of a director or senior officer of each such entity, in form and substance satisfactory to the Payee, acting reasonably, certifying that, on and as of such date:
(A)	all of the representations and warranties made by the Payor pursuant to each Transaction Document are true and correct in all material respects as of such date;
(B)	the Payor is not in breach or default and there is no Event of Default that has occurred and is continuing (or an event which with notice or lapse of time or both would become a breach, default or Event of Default) under any Transaction Document; and

(C)	the conditions set out in this Section 3.4(a) shall have been satisfied and remain satisfied as of the Third Instalment Payment Date, including providing sufficient information to confirm the calculation of the test in Section 3.4(a)(i).
(b)	Each of the conditions set forth in Section 3.4(a) is for the exclusive benefit of the Payee and may only be waived by it in its sole discretion.
3.5	Use of Funding Amount

The Funding Amount shall be used by the Payor Group Entities only for the purposes of advancing the Mine and general corporate purposes, which, for greater certainty shall exclude:

(a)	any fees payable in connection with this Agreement to financial advisors; and
(b)	any expenditures directly incurred in connection with any project other than the Mine.
3.6	Satisfaction of Conditions Precedent

Each Party shall use all reasonable commercial efforts and take all reasonable action as may be necessary or advisable to satisfy and fulfil all the conditions precedent set forth in Sections 3.2, 3.3 and 3.4 promptly as reasonably practicable. The Parties will co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing. In the event that the First Instalment Payment, Second Instalment Payment or Third Instalment Payment would otherwise be due and payable in accordance with Sections 3.2(a), 3.3(a) or 3.4(a), as applicable, at any time that the conditions set forth in Sections 3.2(a), 3.3(a) or 3.4(a), as applicable, have not been satisfied in full, such First Instalment Payment, Second Instalment Payment or Third Instalment Payment shall be deferred until 10 Business Days following the earlier of satisfaction of all such conditions and the achievement of Completion. The obligations of Payor under this Agreement, including under Article 2, shall continue despite such deferral.

Article 4
Early Drop Down Option
4.1	Early Drop Down Option
(a)	In the event that a Change of Control of the Payor is completed at any time prior to April 1, 2028 (the “Early Drop Down Trigger Event”), and provided that the Drop Down Date has not occurred, the Payor shall have a one-time early drop down option to reduce the Royalty percentage by 1/3, rounded to the nearest second decimal (the “Early Drop Down Option”), exercisable by: (x) delivering written notice to the Payee within 30 days of the Early Drop Down Trigger Event; and (y) making a payment in cash to the Payee within 30 days after delivery of such written notice (the “Early Drop Down Closing”) of 1/3 of the following amount:
(i)	the portion of the Funding Amount paid to the Payor as of the Early Drop Down Closing; plus
(ii)	the amount required to generate an IRR of 15% on the portion of the Funding Amount paid to the Payor as of the Early Drop Down Closing; plus

(iii)	the greater of:
(A)	an amount equal to the Funding Amount, whether or not paid to the Payor, multiplied by 1.25, multiplied by the quotient of:
(1)	the increase in the Gold Market Price between the Effective Date and the 15th Business Day before the Early Drop Down Closing; divided by,
(2)	the Gold Market Price on the Effective Date; and
(B)	the amount required to generate an IRR of 5%: (1) on any portion of the Funding Amount paid to the Payor, between the Effective Date and the date paid; and (2) on any portion of the Funding Amount that is not paid, between the Effective Date and the Early Drop Down Closing.

For illustrative purposes, if the Royalty percentage immediately prior to the Early Drop Down Closing is 1.0% of Gross Revenue, then, upon the Early Drop Down Closing, the Royalty percentage will be reduced to 0.67% of Gross Revenue.

(b)	Where an amount is required to be determined pursuant to Section 4.1(a) to generate an IRR for any period and in respect of any portion of the Funding Amount or on any other amount, such amount shall be determined by the following formula:

P x (1 + r)c/12 – P

where:

P = the portion of the Funding Amount or such other amount for which an IRR is being determined;

c = the number of months in the period for which an IRR is being determined; and

r = the applicable IRR for the period.

Article 5
Construction, Development and Completion
5.1	Completion Tests
(a)	The Payor shall perform and complete one or more tests to determine whether Completion has been achieved as and when determined by it (each, a “Completion Test”), but in any event at least one such Completion Test must be completed prior to the Outside Completion Date. The Payor shall advise the Payee as soon as practical, and in any event at least 10 Business Days prior to the start of the Completion Period, as to the start date of the Completion Period in connection with any Completion Test. No Completion Period may overlap with any other Completion Period, provided however that a Completion Period once initiated may be abandoned by written notice to the Payee. The Payee shall be entitled to have representatives present during such Completion Test in accordance with Section 7.4.

(b)	If a Completion Test confirms that Completion has been achieved, then within five Business Days of the end of such Completion Test, the Payor shall deliver or cause to be delivered to the Payee a certificate of a director or senior officer of the Payor (“Completion Certificate”) certifying: (i) that Completion has occurred; (ii) details evidencing the tonnes of Actual Throughput for the Completion Period and (iii) copies of the Books and Records supporting the inputs into such determination. Completion will be deemed to have occurred on the last date of the Completion Period unless the Payee delivers to the Payor within 90 days of its receipt of the Completion Certificate a written notice that it has reasonable grounds for believing Completion has not been achieved, in which case the matter shall be determined in accordance with the provisions of Section 11.5.
(c)	If a Completion Test fails to confirm that Completion has been achieved, then within five Business Days of the end of such Completion Test, the Payor shall deliver or cause to be delivered to the Payee a certificate of a director or senior officer of the Payor certifying:(i) that Completion has not occurred; (ii) details evidencing the tonnes of Actual Throughput for the Completion Period and (iii) copies of the Books and Records supporting the inputs into such determination.
5.2	Outside Completion Date

If Completion has not been achieved on or prior to the Outside Completion Date, the Royalty percentage in effect immediately prior to the Outside Completion Date shall be increased by 0.13% of Gross Revenue (subject to adjustment as set out below) on the Outside Completion Date, and thereafter the Royalty percentage in effect immediately prior to each anniversary of the Outside Completion Date will be increased by a further 0.13% of Gross Revenue (subject to adjustment as set out below) on such anniversary date if Completion has not been achieved on or prior to such anniversary date, up to a maximum Royalty percentage of 2.0% of Gross Revenue (or 1.33% of Gross Revenue if either the Drop Down Date or the Early Drop Down Closing has occurred). Each such increase to the Royalty percentage shall be adjusted as follows (rounded to the nearest second decimal):

(a)	0.13%, multiplied by
(b)	the greater of:
(i)	the quotient obtained by dividing:
(A)	(1) the Target Throughput, less (2) the Actual Throughput for the most recently ended calendar year, divided by the number of days in such calendar year; by
(B)	the Target Throughput; and
(ii)	nil.

If either the Drop Down Date or the Early Drop Down Closing has occurred, all references in this Section 5.2 to “0.13%” shall be changed to “0.087%”.

For greater certainty, such increase to the Royalty percentage shall be added to the Royalty percentage in effect immediately prior to such adjustment, not multiplied. For illustrative purposes: (x) if neither the Drop Down Date nor the Early Drop Down Closing has occurred and the Royalty percentage immediately prior to the Outside Completion Date is 1.0% of Gross Revenue, then, if Completion has not been achieved on or prior to the Outside Completion Date, the Royalty percentage will be increased on the Outside Completion Date to 1.13% of Gross Revenue (subject to the adjustment as set out above); and (y) if the Royalty percentage immediately prior to the Outside Completion Date is 0.67% of Gross Revenue, then, if Completion has not been achieved on or prior to the Outside Completion Date, the Royalty percentage will be increased on the Outside Completion Date to 0.76% of Gross Revenue (subject to the adjustment as set out above).

Article 6
Term
6.1	Term

The term of this Agreement shall commence on the Effective Date and continue in perpetuity, subject to the right of the Payee to terminate this Agreement in accordance with Section 3.2(c) or Section 11.2(a)(ii).

Article 7
Reporting; Books and Records
7.1	Reporting Requirements
(a)	From and after the first calendar month during which Minerals are mined, produced, extracted or otherwise recovered from the Mining Titles, the Payor shall deliver to the Payee a Monthly Report on or before the fifth Business Day after the last day of each calendar month.
(b)	Promptly after the life of mine plan for the Mine is presented to the board of directors of any Payor Group Entity, and in any event at least once every 12 months, and promptly whenever an update to any such life of mine plan is adopted by management of any Payor Group Entity, the Payor shall provide to the Payee such life of mine plan or updated life of mine plan, as applicable, including:
(i)	the annual production forecast of Minerals from the Mining Titles during the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);
(ii)	a list of assumptions used in developing the forecasts referred to in paragraph (i), including the types, tonnages, grades and recoveries of ore from the Mining Titles and the operating costs and sustaining capital during the applicable forecast period in the case of the production forecast; and
(iii)	a statement setting out the Reserves and Resources for the Mine and the assumptions used.
(c)	The Payor shall notify and consult with the Payee regarding any matter concerning the Mine that has or is reasonably likely to have an Adverse Impact. The Payor shall seek to comply with this Section 7.1(c), to the extent reasonably practicable, prior to any public announcement regarding the matter.
(d)	The Payor shall provide the Payee with immediate written notice if:
(i)	it suffers or incurs, or expects to suffer or incur, an Insolvency Event or Lender Event or Event of Default; or

(ii)	it becomes, or expects to become, unable to pay its debts, expenses and liabilities as they become due in the ordinary course of its business.
(e)	Until Completion is achieved, the Payor shall deliver to the Payee quarterly progress reports, in form and substance satisfactory to the Payee, acting reasonably, as soon as reasonably practicable following the end of each quarter and in no event later than 45 days following the end of each quarter, which reports shall include a report on the financial status of the Parent Company, including (i) draft financial statements for such quarter; (ii) detailed listing of actual costs incurred vs. budget for the most recent quarter and on a cumulative basis in respect of the Mine; and (iii) financial forecast that presents the sources and uses of cash during the remainder of the expected construction and development period in respect of the Mine and the first five years of expected production.
(f)	Within 45 days following the end of each quarter of each financial year, the Payor shall provide the Payee with a copy of the Parent Company’s unaudited financial statements for that quarter (and, to the extent prepared, the Payor’s unaudited financial statements for that quarter). Within 90 days following the end of each financial year, the Payor shall provide the Payee with a copy of the Parent Company’s audited financial statements for that financial year (and, to the extent prepared, a copy of the Payor’s audited or unaudited financial statements for that financial year).
(g)	To the extent Scope 1 and Scope 2 Greenhouse Gas (GHG) emissions calculated in accordance with the GHG Protocol Corporate Accounting and Reporting Standard in respect of the Mine are prepared by or for the Payor Group Entities on a yearly basis, the Payor shall provide such GHG emissions information to the Payee upon request. The Payor shall also provide to the Payee upon request an update on the status of environmental, social and governance matters relating to the Mine.
7.2	Books and Records

The Payor shall keep true, complete and accurate Books and Records to enable the Payee to confirm compliance with the terms and conditions of this Agreement, including the determination of Gross Revenue and whether Completion has been achieved. The Payor shall provide copies to the Payee of, and permit the Payee and its authorized representatives and agents to perform audits, reviews and other examinations of, such Books and Records from time to time, at such reasonable times as the Payee may request upon reasonable notice.

7.3	Technical Reports

The Payor shall, and shall cause the other Payor Group Entities to, prepare technical reports on the Mining Titles in compliance with NI 43-101 (or any applicable equivalent standard) as and when required by Applicable Law. The Payor shall provide to the Payee an advance draft copy of any technical report on the Mining Titles prepared in compliance with NI 43-101 (or any applicable equivalent standard) before it is filed on SEDAR+ or EDGAR or otherwise publicly announced, and in any event not less than five Business Days before it is so filed. If the Mining Titles are a material property of the Payee in accordance with NI 43-101, at the written request of the Payee and at the Payee’s cost, the Payor shall provide to the Payee:

(a)	qualified persons consents, qualified persons certificates or other technical data, records or information pertaining to the Mining Titles in the possession or control of any Payor Group Entity;

(b)	copies of any technical report and cause the authors of such technical report to have such technical report addressed directly to the Payee or its Affiliates as directed by the Payee; and
(c)	such other scientific and technical information as the Payee requests for the purpose of:
(i)	preparing a technical report on the Mining Titles in accordance with NI 43-101, and
(ii)	complying with the disclosure obligations of the Payee and its Affiliates under Applicable Laws.
7.4	Inspections

Subject at all times to the workplace rules and supervision of the Payor, and provided any rights of access do not interfere with any exploration, development, mining or processing work conducted on the Mining Titles, the Payor hereby grants to the Payee and its representatives and agents, at reasonable times and upon reasonable notice and at the Payee’s sole risk and expense, the right to access and physically inspect the Books and Records, the Mining Titles and the Mineral Processing Facilities, in each case to monitor the Payor’s mining and processing operations on the Mining Titles, to confirm compliance with the terms and conditions of this Agreement, confirm whether Completion has been achieved, or to otherwise monitor and review mining and processing operations.

7.5	Confidentiality
(a)	Each Party agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose any information (whether written, oral or in electronic format) received or reviewed by such Party (a “Receiving Party”) from any other Party, its Affiliates, employees, officers, directors, advisors, agents or representatives (a “Disclosing Party”) as a result of or in connection with this Agreement (“Confidential Information”), except in the following circumstances:
(i)	a Receiving Party may disclose Confidential Information to its professional advisors, including its auditors, legal counsel, lenders, brokers, underwriters and investment bankers and prospective financing or acquisition parties provided each person to whom the Confidential Information is to be disclosed is made aware of the confidential nature of such information and uses such information for the limited purpose for which it is disclosed;
(ii)	subject to Sections 7.5(d) and 13.7, a Receiving Party may disclose Confidential Information where that disclosure is necessary to comply with any Applicable Law, court order, order or requirement of any Governmental Authority, or its disclosure obligations and requirements under securities law, rules or regulations or stock exchange listing agreements, policies or requirements, provided that the proposed disclosure is limited to Confidential Information so required to be disclosed and that the Receiving Party will have availed itself of the full benefit of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled, including redacting proprietary, structural or other Confidential Information of any Party prior to making such disclosure and only following the prior review of the Disclosing Party (where such prior review is legally permitted);
(iii)	a Receiving Party may disclose Confidential Information where such information is already public knowledge other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations and the Receiving Party would not otherwise be prohibited from transmitting the Confidential Information by a contractual, legal or fiduciary obligation;
(iv)	with the approval of the Disclosing Party;
(v)	a Receiving Party may disclose Confidential Information to those of its and its Affiliates’ directors, officers, employees and agents who need to have knowledge of the Confidential Information; and
(vi)	in connection with any legal proceeding arising in connection with this Agreement, but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by the Disclosing Party and approved by the court.
(b)	The Receiving Party and its Affiliates shall not use any Confidential Information for the purpose of trading (either buying or selling) in the securities of the Disclosing Party until after the end close of the second trading day after the public announcement of the related Confidential Information.
(c)	Each Party shall ensure that its and its Affiliates’ employees, directors, officers and agents and those persons listed in Section 7.5(a)(i) and 7.5(a)(v), are made aware of this Section 7.5 and comply with the provisions of this Section 7.5. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons. In addition, each Party has the right to pursue causes of action or other acts against such persons.
(d)	If a Party is required to file this Agreement in any public registry, filing system or depository, including SEDAR+ or EDGAR in order to comply with Applicable Law, it shall notify the other Parties of such requirement within two Business Days of the date of this Agreement, and the Parties shall consult with each other with respect to any proposed redactions to the Agreement in compliance with Applicable Law before it is filed in any such registry, filing system or depository.
Article 8
Covenants
8.1	Conduct of Operations
(a)	Subject to Section 8.1(b), all decisions regarding the Mine, the Mining Titles and the Mineral Processing Facilities, including all decisions concerning: (i) exploration, development and mining related to the Mine, including spending on capital expenditures; (ii) leaching, milling, processing or extraction; (iii) subject to Section 8.2, materials to be introduced on or to the Mining Titles; (iv) sales of Minerals and the negotiation of the terms thereof; and (v) the suspension or cessation of operations at the Mine or the placing of the

Mine on care and maintenance, shall, in each case, be made by the Payor, in its sole discretion.
(b)	The Payor shall carry out and perform all mining operations and activities pertaining to or in respect of the Mine, the Mining Titles and the Mineral Processing Facilities in a commercially prudent manner and in accordance with all Applicable Laws and the Approvals and in accordance with sound mining, processing, engineering and environmental practices prevailing in the mining industry and on the same basis as if the Payor retained full economic interest in the Minerals. In addition, the Payor shall, and shall cause the other Payor Group Entities to abide by the terms of:
(i)	the Vista Gold Corp. Code of Business Conduct and Ethics attached as Schedule F;
(ii)	the World Gold Council’s Responsible Gold Mining Principles; and
(iii)	the Payee’s Code of Conduct attached as Schedule F.

The Payor shall not and shall not cause the Payor Group Entities to terminate, replace, amend or otherwise vary any of the policies set forth in (i) above except as considered necessary or appropriate to adhere to higher standards or practices.

8.2	Processing/Commingling
(a)	The Payor shall process all Minerals through the Mineral Processing Facilities and ensure such processing occurs at the Mineral Processing Facilities in a manner consistent with the processing methods described in the Feasibility Study and in priority to Other Minerals.
(b)	If the Payor processes Other Minerals through the Mineral Processing Facilities, the Payor shall:
(i)	without derogating from the Payor’s obligations under Section 8.2(a) to process Minerals in priority to Other Minerals, fully compensate and indemnify the Payee to the extent the Payee incurs or suffers any disadvantage or Loss as a result of such Other Minerals being processed through the Mineral Processing Facilities;
(ii)	adopt and employ reasonable practices and procedures (including for weighing, determining moisture content, sampling and assaying and determining recovery factors) to ensure the division of Minerals and Other Minerals for the purposes of calculating the Royalty payments to be made under this Agreement (which practices and procedures shall be in accordance with sound mining, processing, engineering and environmental practices prevailing in the mining industry and in compliance with Applicable Law and which practices and procedures shall have been agreed to by the Payor and the Payee);
(iii)	keep appropriate Books and Records in this regard, which the Payee shall be entitled to review and audit upon reasonable notice to the Payor and at reasonable frequency; and
(iv)	consult with the Payee and act reasonably to modify the practices and procedures adopted and employed if the Payee determines, acting reasonably, that there is a more accurate, objective or formulaic methodology or procedure, or if any of such practices or procedures result in inaccuracy, bias or an unreasonable degree of variability, in the calculation of the Royalty payments to be made under this Agreement.
8.3	Preservation of Corporate Existence

The Payor shall do all things necessary or advisable to maintain its corporate existence and to obtain, and once obtained, maintain all Approvals necessary to carry on its business and own its assets in each jurisdiction in which it carries on business or in which its assets are located.

8.4	Insurance
(a)	The Payor shall maintain with reputable insurance companies, insurance (including, following Completion, business interruption insurance) with respect to the Mine and the operations conducted on and in respect of the Mine against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar operations in similar locations, which shall include insurance on each shipment of Minerals from the Mine until risk of loss for such shipment has been transferred to the Offtaker.
(b)	The Payor shall, upon request of the Payee, furnish to the Payee a certificate setting forth the nature and extent of all insurance maintained by or on behalf of the Payor in accordance with Section 8.4(a) and confirming its adequacy and sufficiency. The Payor shall, upon the request of the Payee, provide the Payee with copies of all insurance policies as in effect from time to time relating to the Mine.
(c)	All of the insurance policies relating to the Mine and the operations conducted thereon (and all policies of reinsurance issued in connection therewith) shall specify the Payee as an additional insured and as a loss payee and contain such endorsements in favour of the Payee as the Payee shall reasonably require, subject to those terms and conditions set out in Schedule G if a Project Financing of not less than $10,000,000 is undertaken.
(d)	The Payor shall ensure that the Payor Group Entities do not at any time do or omit to do anything, or cause anything to be done or omitted to be done, whereby any insurance required to be effected hereunder would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.
8.5	Mining Titles
(a)	The Payor shall:
(i)	except pursuant to a Transfer in compliance with Section 8.6 or pursuant to a Permitted Encumbrance, be the only legal and beneficial owner of, and ensure that no other person holds or acquires any ownership right, title or interest in, the Mining Titles;
(ii)	subject to Section 8.5(b), keep the Mining Titles in good standing; and
(iii)	maintain all Approvals necessary to operate the Mine and construct, develop and operate the Mine in good standing and continue to have all rights and benefits thereunder.

(b)	Notwithstanding Section 8.5(a), the Payor shall be entitled to abandon, surrender, relinquish or let lapse any of the Mining Titles, provided that:
(i)	the Payor shall have provided the Payee with at least 30 days’ prior written notice of its intention to abandon, surrender, relinquishment or let lapse such Mining Titles, during which period the Payee shall be entitled to elect to acquire such Mining Titles (or any portion thereof) for the price of $1 and payment of any Taxes on such acquisition; and
(ii)	the Payor shall have determined, acting reasonably and subject to Section 8.1(b), that it is not economical to mine the Minerals within the Mining Titles for which it proposes to abandon, surrender, relinquish or let lapse.

For greater certainty, if any such Mining Titles are re-acquired by any Payor Group Entity, such Mining Titles shall be deemed to be part of the Mining Titles upon such re-acquisition (provided that they continue to meet the criteria of Mining Titles as set out in the definition of “Mining Titles”).

8.6	Transfers of Mining Titles

The Payor shall not Transfer or otherwise cease to hold (other than as contemplated by Section 8.5(b)) all or any part of its beneficial and legal title to the Mining Titles unless the transferee executes and delivers to the Payee a deed of covenant, in form and substance satisfactory to the Payee, acting reasonably, whereby the transferee assumes in favour of the Payee the Royalty and all other obligations and liabilities of the Payor under this Agreement and the other Transaction Documents, to the extent of such Transfer.

8.7	Right of First Refusal
(a)	If any Payor Group Entity (the “Vendor”) receives a definitive offer from a third party that would be binding upon acceptance by the Vendor, to purchase or fund a ROFR Interest (a “Third Party Offer”), and the Vendor is willing to accept that Third Party Offer, then the Payor shall cause the Vendor, by notice in writing delivered to the Payee, to offer to sell all, but not less than all, of the ROFR Interest so sought to be purchased or funded by the third party under the Third Party Offer to the Payee at the same price and otherwise upon the same terms and conditions as are contained in the Third Party Offer, and to provide to the Payee the best available information that any Payor Group Entity has with respect to the ROFR Interest (including any information provided to the third party) (the “ROFR Offer”); provided that, if the Third Party Offer includes non cash consideration that is personal to the third party (including shares of the third party), then the Payee shall be entitled to substitute such non cash consideration with cash or non cash consideration that is personal to the Payee (including shares of the Payee or any of its Affiliates) with the same or greater value, liquidity and marketability as the third party’s non cash consideration; and further provided that, if the Third Party Offer includes or is conditional upon the purchase of any asset other than the purchase or funding of a ROFR Interest from the Vendor, then the ROFR Offer shall similarly include such other assets.
(b)	The Payee may, within 30 days from the date of delivery of the ROFR Offer, accept the ROFR Offer by notice in writing delivered to the Vendor, in which event it shall then become a binding agreement between the Payee and the Vendor at the price or amount and upon the terms and conditions contained in the ROFR Offer.

(c)	If the Payee does not accept the ROFR Offer, then the Vendor shall be free to sell all (but not less than all) of such ROFR Interest to the applicable third party pursuant to the Third Party Offer. If the Vendor and the third party have not entered into a binding, written agreement pertaining to all (but not less than all) of such ROFR Interest (the “Third Party Agreement”) within 90 days of the expiry of the 30 day period set forth in Section 8.7(b) then the Payor and the Vendor shall again be required to comply with the terms of this Agreement with respect to that Third Party Offer before selling the ROFR Interest that is the subject to the Third Party Offer to a third party. The Payor shall provide the Payee with a copy of the Third Party Agreement promptly once it is executed and delivered, and shall execute and deliver to the Payee at the completion of the transactions contemplated by the Third Party Agreement a certificate of a director or senior officer of the Payor certifying that the sale of the ROFR Interest to the third party was completed pursuant to the terms of the Third Party Offer.
(d)	Notwithstanding anything else in this Agreement, the Payee may assign its rights under this Section 8.7 in whole or in part (including in respect of any particular ROFR Offer) to any Affiliate of the Payee.
(e)	For the avoidance of doubt, this Section 8.7:
(i)	is intended to apply, mutatis mutandis, to any offer made by a Vendor to any third party to sell a ROFR Interest, with such changes as are necessary to make this Section 8.7 applicable thereto; and
(ii)	shall not apply to any metals forward sales or options or other metals sales or metals loans to a financial institution or bullion bank not engaging in the business of streaming, royalty or metal prepay transactions, provided in each case there is not an upfront payment made in respect of all or any portion of the underlying value of the metal that is the subject of the relevant arrangement.
Article 9
Security
9.1	Security and Caveats
(a)	As security for the payment of the Royalty and compliance by the Payor with all of its other obligations hereunder, as soon as practicable after the Effective Date, subject to the condition in Section 3.3(a)(v) being satisfied, but in any event prior to the Second Installment Payment Date the Payor shall grant:
(i)	a first ranking mortgage against the Mining Titles, subject to Permitted Encumbrances (the “Mortgage”); and
(ii)	a first ranking general security deed in favour of the Payee, over all of the Payor's present and after acquired property (including any mineral processing facilities whether or not located on the Mining Titles), subject to Permitted Encumbrances (the “General Security Agreement” and together with the Mortgage, the “Security”), in each case in form and substance satisfactory to the Payee, acting reasonably, to preserve and protect its rights hereunder; provided:

(iii)	any mortgage or security deed, lodging of the Caveats or registration of this Agreement in respect of the Mining Titles, shall be subject to the Payee having executed and delivered a fully executed copy of an assumption deed in the same form or substantially the same form as set out in Schedule H.
(b)	The Payee shall have the right to:
(i)	register this Agreement over the Mining Titles pursuant to section 125 of the Mineral Titles Act;
(ii)	subject to Section 9.1(a)(iii), register the Mortgage against title to the Mining Titles, including any further registered mortgages which replace, amend or supplements such Mortgage from time to time;
(iii)	lodge caveats pursuant to section 131 of the Mineral Titles Act in relation to the Mortgage to protect its rights under the Mortgage (the Caveats); and
(iv)	subject to Section 9.1(a)(iii), re-register the Mortgage and re-register or renew the Caveats, or procure a similar security arrangement to ensure that the Royalty will survive all changes in ownership of the Mining Titles or any part thereof.
(c)	The Payor shall:
(i)	not, and shall cause each other Payor Group Entity to not, contest in any manner the effectiveness, validity, binding nature or enforceability of this Agreement, the other Transaction Documents, the Caveats or any of the Security.
(ii)	do all things reasonably requested by the Payee to procure the registration of the Caveats; and
(iii)	not take any steps to object to, or seek the withdrawal of, the Caveats.
(d)	The Parties intend that the Mortgage be registered pursuant to the Mineral Titles Act against each Mining Title as soon as practicable after the Effective Date but in any event prior to the Second Installment Payment Date. The Payor irrevocably consents to such registration.
9.2	Secured Parties
(a)	Subject to Section 9.2(b), the Payor will not grant, or permit to exist, any Encumbrance, other than a Permitted Encumbrance, on all or any part of the Mining Titles in favour of any secured party, unless such secured party executes and delivers to the Payee an agreement between the Payee and such secured party, in form and substance satisfactory to the Payee, acting reasonably, pursuant to which such secured party:
(i)	acknowledges the existence of the Royalty and this Agreement;
(ii)	agrees not to challenge the validity or enforceability of, or compliance with, the Royalty, this Agreement or the priority of the Security;

(iii)	agrees not to directly or indirectly Transfer all or any part of the Payor’s beneficial and legal title to the Mining Titles pursuant to any enforcement of its Encumbrance to any person unless such person executes and delivers to the Payee an assumption agreement, in form and substance satisfactory to the Payee, acting reasonably, whereby such person assumes in favour of the Payee the Royalty and all other obligations and liabilities of the Payor under this Agreement and the other Transaction Document, to the extent of such Transfer; and
(iv)	agrees not to directly or indirectly Transfer to any person all or any part of its rights and obligations pursuant to its Encumbrance, unless such person delivers to the Payee an agreement in favour of the Payee, in form and substance satisfactory to the Payee, acting reasonably, agreeing to be bound by this Section 9.1, as a secured party.
(b)	If any Payor Group Entity wishes to grant an Encumbrance in, to or over any Collateral to any Project Lenders as security for the payment or performance of any Project Financing of not less than $10,000,000, then the Payee agrees to enter into an intercreditor agreement with such Project Lenders and the relevant Payor Group Entity (such agreement to be negotiated in good faith) at the cost and expense of Payor to, among other things: (i) implement the terms and conditions set forth in Schedule G; and (ii) address such other matters as the Project Lenders, the relevant Payor Group Entity or Payee may reasonably require. Payor shall ensure that for so long as any Project Financing contemplated by this Section 9.2(b) remains outstanding, in addition to the Security contemplated by Section 9.1, Payee shall receive the same guarantees and security provided by the Payor Group Entities to the Project Lenders in respect of such Project Financing.

Article 10
Representations and Warranties
10.1	Representations and Warranties of the Payor

The Payor, acknowledging that the Payee is entering into this Agreement in reliance thereon, hereby jointly and severally make, as of the date of execution of this Agreement, the representations and warranties to the Payee set forth in Schedule C. Such representations and warranties shall be deemed to be repeated (on the date of the relevant certificate) to the extent that they are certified to be true and correct in a certificate delivered by the Payor pursuant to Section 3.2(a)(ix), Section 3.3(a)(vi) or Section 3.4(a)(iv).

10.2	Representations and Warranties of the Payee

The Payee, acknowledging that the Payor entering into this Agreement in reliance thereon, hereby makes, as of the date of execution of this Agreement, the representations and warranties to the Payor set forth in Schedule D.

10.3	Survival of Representations and Warranties

The representations and warranties set forth above shall survive the execution and delivery of this Agreement.

10.4	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Payor, it shall be deemed to refer to the actual knowledge of any director or officer of the Payor, and all knowledge which such persons would have if such person made due enquiry into the relevant subject matter having regard to the role and responsibilities of such person as an officer of the Payor, as applicable.

Article 11
Defaults and Disputes
11.1	Events of Default

Each of the following events or circumstances constitutes an event of default (each, an “Event of Default”):

(a)	the Payor fails to make timely payment of any amount due under this Agreement within 10 Business Days of receipt of notice from the Payee notifying the Payor of such default;
(b)	other than a breach or default of any representation, warranty, covenant, or obligation that is specifically dealt with elsewhere in this Section 11.1, the Payor is in breach or default of any of its representations, warranties, covenants or obligations set forth in any Transaction Document in any material respect (or in any respect in the case of representations, warranties, covenants or obligations that are already qualified by materiality or by Adverse Impact), and such breach or default is not remedied within 30 days following delivery by the Payee to the Payor of written notice of such breach or default, or such longer period of time as the Payee may determine in its sole discretion;
(c)	any substantial portion of the Mining Titles is expropriated by a Governmental Authority, or a Governmental Authority otherwise takes any action the result of which is that all or substantially all of the rights, privileges and benefits pertaining to or associated with all or any part of the Mining Titles cease being for the benefit or entitlement of the Payor, whether as a result of ceasing to own such part of the Mining Titles or otherwise;
(d)	on or following the execution, delivery and registration thereof in accordance with Section 9.1, the Mortgage does not constitute a first ranking Encumbrance over the Mining Titles, subject to Permitted Encumbrances, or the General Security Agreement does not constitute a first ranking Encumbrance over all present and after acquired property of the Payor, subject to Permitted Encumbrances; or
(e)	the occurrence of an Insolvency Event or a Lender Event affecting the Payor.
11.2	Remedies
(a)	If an Event of Default occurs and is continuing, the Payee shall have the right, upon written notice to the Payor, at its option and in addition to and not in substitution for any other rights and remedies available hereunder or at law or equity, to take any or all of the following actions in its sole discretion:
(i)	demand all amounts owing by the Payor to the Payee, and set off any such amounts in accordance with Section 12.5;

(ii)	terminate this Agreement by written notice to the Payor and demand without limiting Section 11.2(a)(i), all Losses suffered or incurred as a result of the occurrence of such Event of Default and termination, including any Losses determined in accordance with Section 11.3(d), and all such amounts shall become immediately due and payable upon demand;
(iii)	enforce the Security, to the extent it has been granted pursuant to Section 9.1; and
(iv)	bring an action for specific performance.
(b)	The Parties hereby acknowledge and agree that: (i) the Payee will be damaged by an Event of Default; (ii) it would be impracticable or extremely difficult to fix the actual damages resulting from an Event of Default; (iii) any sums payable in accordance with Section 11.2(a)(ii) with respect to an Event of Default are in the nature of liquidated damages, not a penalty, and are fair and reasonable; and (iv) the amount payable in accordance with Section 11.2(a)(ii) or with respect to an Event of Default represents a reasonable estimate of fair compensation for the Losses that may reasonably be anticipated from such Event of Default in full and final satisfaction of all amounts owed in respect of such Event of Default.
11.3	Indemnity
(a)	Each of the Parties agrees to indemnify and save harmless the other Parties and their respective Affiliates and directors, officers, employees and agents from and against any and all Losses suffered or incurred by any of the foregoing persons in connection with:
(i)	any inaccuracy in or default or breach of any representation or warranty of such Party contained in this Agreement;
(ii)	any breach or non performance by such Party of any covenant or obligation to be performed by it pursuant to this Agreement;
(iii)	in the case of indemnification by the Payor Group Entities, and Event of Default;
(iv)	in the case of indemnification by the Payor, any claim by a third party in connection with work or activities carried out on or in respect of the Mining Titles; or
(v)	pursuing any remedies to which a Party is entitled hereunder.
(b)	This Section 11.3, and each other indemnification of a Party under this Agreement, is:
(i)	a continuing obligation, separate and independent from the Parties’ other obligations and survives the termination of this Agreement; and
(ii)	absolute and unconditional and unaffected by anything that might have the effect of prejudicing, releasing, discharging or affecting in any other way the liability of the Party giving the indemnity.
(c)	It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

(d)	In determining the Losses suffered or incurred by the Payee in connection with or relating to any future period (including in connection with any claim for anticipatory breach, any claim in a proceeding in connection with an Insolvency Event where this Agreement is disclaimed, or in connection with the frustration, fundamental breach or termination of this Agreement other than in accordance with Article 6), such Losses shall include the net present value of the payments and other amounts that would have reasonably been expected to have become due to be paid by the Payor to the Payee hereunder, but for the event giving rise to the need to determine such Losses, all determined in accordance with Schedule E (the “Royalty NPV”). The Royalty NPV shall be based on the principles, assumptions and procedures set forth on Schedule E.
11.4	Disputed Reports
(a)	Any report provided pursuant to Section 7.1 shall be deemed final and conclusive for all purposes with no adjustments, revisions or obligation to make or return any additional Royalty payment, unless either Party notifies the other in writing (a “Dispute Notice”) that it disputes a report or Royalty payment within three years from the date of delivery of such report or payment of such Royalty payment, as the case may be.
(b)	The Payee and the Payor shall have 30 days from the date the Dispute Notice is delivered to resolve the dispute. If the Payee and the Payor have not resolved the dispute within such period, then the Payee shall have the right to require the Payor to deliver an Auditor’s Report with respect to the subject matter of the dispute. Each of the parties agrees to deliver such Books and Records as may be reasonably requested by the person completing the Auditor’s Report.
(c)	The costs of the Auditor’s Report shall be paid by the Payee, unless the Auditor’s Report concludes that the Royalty payment payable for the period covered by the Dispute Notice is greater than the Royalty actually paid in respect of such period, in which event the cost of the Auditor’s Report shall be for the account of the Payor.
11.5	Disputes

Subject to Section 12.2(a), if a Dispute arises between the Parties (and for this purpose any of the Payor Group Entities involved in the Dispute shall be deemed to be one Party, and the Payee the other Party), including with respect to an Auditor’s Report, the Parties shall promptly and in good faith attempt to resolve such Dispute through negotiations conducted in the following manner:

(a)	the disputing Party shall give written notice to the other Parties to the Dispute, which notice shall include a statement of the disputing Party’s position and a summary of the arguments supporting its position;
(b)	within 20 days after receipt of such notice, each receiving Party shall submit a written response to the disputing Party which shall also include a statement of the receiving Party’s position and a summary of the arguments supporting its position;
(c)	the senior management of each of the Parties to the Dispute shall meet at a mutually acceptable time and place, but in any event within 30 days after issuance of the disputing Party’s written notice to attempt to resolve the Dispute; and

(d)	if the Dispute has not been resolved within 10 days after such meeting, any Party may pursue all other rights and remedies available at law.
Article 12
Additional Payment Terms
12.1	Payments

All cash payments due by one Party to another under this Agreement shall be made in U.S. dollars, except as otherwise expressly provided herein, and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the other Party in writing from time to time.

12.2	Taxes
(a)	The Payor shall consult with the Payee regarding the preparation of any notification to the Commissioner of the Australian Taxation Office (“ATO”) under sections 12-330(1)(a) or 12-335 of Schedule 1 of the Tax Administration Act 1953 in respect of the payment of the Royalty and not lodge any notification under those sections with the ATO without having provided a draft notification to the Payee. The Payee may provide reasonable amendment requests within 21 days of receiving the draft notification. If the Parties cannot mutually agree, acting reasonably, on any amendment request, the Parties shall promptly and in good faith attempt to resolve such matter through negotiations conducted in the following manner:
(i)	the disputing Party shall give written notice to the other Parties, which notice shall include a statement of the disputing Party’s position and a summary of the arguments supporting its position;
(ii)	within 20 days after receipt of such notice, each receiving Party shall submit a written response to the disputing Party which shall also include a statement of the receiving Party’s position and a summary of the arguments supporting its position;
(iii)	the senior management of each of the Parties shall meet at a mutually acceptable time and place, but in any event within 30 days after issuance of the disputing Party’s written notice to attempt to resolve the dispute; and
(iv)	if the dispute has not been resolved within 10 days after such meeting, the Parties agree that an Expert will be appointed to determine the matter. In relation to this appointment the following applies:
(A)	the Expert must be selected by agreement between the Payor and Payee, or failing agreement between them within five Business Days after they commence to discuss the selection of the Expert, selected by the Chair of the Resolution Institute in accordance with the Resolution Institute's expert determination rules and:
(I)	the Payor and Payee must comply with all requirements of the Resolution Institute for the provision of the nomination of an Expert including, if applicable, by providing the Resolution Institute with a copy of the relevant provisions of this Agreement, a description of the disputed matters, and the approximate value of, and the technical areas involved in, the disputed matters;

(II)	if the Resolution Institute nominates a list of persons to be the Expert rather than one particular person, the first person named on that list, who accepts the appointment, will be the Expert;
(B)	the Parties must promptly supply the Expert with any information, assistance and co‑operation requested in writing by the Expert in connection with its determination. All correspondence between the Expert and a party must be copied to the other Party;
(C)	in the absence of agreement between the Payor and Payee, the Expert will decide the procedures to be followed to resolve the matters of disagreement;
(D)	the Expert must act as an expert and not as an arbitrator. The Expert’s written determination will be final and binding on the parties in the absence of manifest error; and
(E)	the cost of the Resolution Institute (if requested) in providing its nomination of the Expert and the determination by the Expert must be borne by the Payor and Payee equally, unless the Expert decides otherwise having regard to the merits of the dispute and the relative position of the Payor and Payee on the disputed matters;
(F)	when a matter is referred to an Expert under this Section 12.2(a), that referral must take the form of a written submission from both the Payor and Payee and an extract of the relevant provisions of this Agreement, together with an instruction that:
(I)	the Expert must finish its determination no later than 30 days after its appointment (or such other period agreed by the parties having regard to the matter in dispute); and
(II)	the Expert must deliver to the Payor and Payee a report that states, on the basis of the Expert's determination, its opinion as to the disputed matters (including the reasons for the Expert's determination) and the allocation of the Expert's costs,

(the “Notification Requirement”).

(b)	Except to the extent that the Payor has complied with the Notification Requirement and the ATO has specified under sections 12-330(1)(b) or 12-335 of Schedule 1 of the Tax Administration Act 1953 an amount that is required to be withheld from the Royalty under section 12-325 in Schedule 1 of the Tax Administration Act 1953 (the “Allowed Withholding”), all amounts paid by the Payor to the Payee or retained hereunder by the Payee shall be made without any deduction, withholding, charge or levy for or on account of any Taxes, all of which shall be for the account of the Payor. If any such Taxes are so required to be deducted, withheld, charged or levied by the Payor, then the Payor shall: (i) except in the case of the Allowed Withholding, make, in addition to such payment, such additional delivery or payment as is necessary to ensure that the net amount received by the Payee, free and clear and net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount, equals the full amount the Payee would have received had no such deduction, withholding, charge or levy been required; and (ii) provide documentation to the Payee evidencing the remittance of such Taxes (including, where applicable, the Allowed Withholding) to the appropriate Governmental Authority.
(c)	The Payor shall provide evidence to the Payee of any decision made by the ATO under sections 12-330(1)(b) or 12-335 in Schedule 1 of the Tax Administration Act 1953 and amounts withheld from Royalty payments under section 12-325 in Schedule 1 of the Tax Administration Act 1953 within seven days of receiving the decision or making the payment.
(d)	The Payor shall indemnify and save harmless the Payee to the extent the Payee incurs or suffers any Losses relating to Taxes of any jurisdiction in which the Payor carries on business, has a permanent establishment, is organized or resident or in which the Mine is located incurred in connection with this Agreement, (but excluding the Allowed Withholding and any Taxes imposed or collected by such jurisdiction by reason of the Payee carrying on business in, or having a permanent establishment or a connection in that jurisdiction other than solely by reason of having entered into and performed obligations or received benefits under this Agreement or matters incidental or related thereto, in each case determined by application of the laws of that jurisdiction). For clarity, Sections 11.3(b) and 11.3(c) apply to this Section 12.2(d).
12.3	New Tax Laws

In the event that any new Tax is implemented, or there shall occur any revision in, implementation of, amendment to or interpretation of any existing Tax, in each case that has an adverse effect on any of the Parties or any of their Affiliates in respect of the transactions contemplated by this Agreement, then the Payor on the one hand, and the Payee on the other hand, agree that they shall negotiate in good faith with each other to amend this Agreement so that the other Parties and their Affiliates are no longer adversely affected by any such enactment, revision, implementation, amendment or interpretation, as the case may be; provided that any amendment to this Agreement shall not have any adverse impact on the Payor and its Affiliates on the one hand, and the Payee and its Affiliates on the other hand.

12.4	Interest

Any payment of the Royalty not made within the time period provided for such payment of the Royalty shall accrue interest at the annual rate of Prime plus [***]%commencing as of the date such amount first became past due (which shall be deemed to be the date of termination of this Agreement in the event an amount is owed as a result of Section 11.2(a)(i) and the date any Loss is first suffered or incurred in the event an amount is owed as a result of Section 11.3(a)). Interest shall be calculated, compounded and paid monthly.

12.5	GST
(a)	Unless stated to the contrary, and otherwise as provided in this Section 12.5, any consideration payable under this Agreement shall be exclusive of GST.
(b)	If GST is payable, or notionally payable, on a supply made under or in connection with this Agreement, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the “GST Amount”). Subject to the prior receipt of a tax invoice, the GST

Amount is payable at the same time that the other consideration for the supply is provided. This clause does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.
(c)	Where any indemnity, reimbursement or similar payment under this Agreement is based on any cost, expense or other liability, it will be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability and then increased in accordance with Section 12.5(b) where applicable.
(d)	If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, then:
(i)	a corresponding adjustment of GST payable under this Agreement must be made between the parties within 21 days after the end of the tax period in which the adjustment is attributable; and
(ii)	the supplier, if obligated to do so under the GST law, must issue an adjustment note within 21 days after the end of the tax period in which the adjustment is attributable.
(e)	If the consideration for a supply under this agreement is calculated by reference to the consideration for other supplies, in making that calculation, the consideration for those other supplies excludes any amount in respect of GST payable on those supplies.
(f)	To the extent that consideration for any supply by, under or in connection with this Agreement includes non-monetary consideration:
(i)	the parties agree to act in good faith in determining the GST-exclusive market value of the non-monetary consideration provided for the supply;
(ii)	the tax invoice for the supply must state the GST-inclusive market value of the non-monetary consideration provided for the supply;
(iii)	subject to the parties exchanging tax invoices, the parties will allow for the parties’ respective payments of GST under Section 12.5(b) to be offset; and
(iv)	to the extent that the respective payments of GST under Section 12.5(f)(iii) are not equal, the difference must be paid as a monetary payment, in addition to and at the same time that the GST-exclusive consideration for the supply is payable or to be provided under this Agreement.
(g)	the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the parties.
(h)	Unless stated to the contrary, words and phrases used in this clause that have a specific meaning in the GST law (as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth)) will have the same meaning in this clause.

12.6	Set Off

Any dollar amount not paid when due by a Party may be set off by the other Party against any dollar amount owed to such Party by the other Party.

12.7	Judgment Currency

If, for the purpose of obtaining or enforcing judgment against any party in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) an amount due in another currency (the “Indebtedness Currency”) under this Agreement, that conversion will be made at the rate of exchange, which shall be that at which, in accordance with its normal banking procedures, the non defaulting party could purchase the Indebtedness Currency with the Judgment Currency on the Business Day immediately preceding the date on which judgment is given (or if received on a day other than a Business Day, on the next succeeding Business Day), or, if permitted by law, on the day on which the judgment is paid or satisfied (the “Rate of Exchange”). If, as a result of a change in the Rate of Exchange between the date of judgment and the date of actual payment, the conversion of the Judgment Currency into Indebtedness Currency results in the non defaulting party receiving less than the full amount of Indebtedness Currency payable to the non defaulting party, the defaulting party agrees to pay the non defaulting party an additional amount (and in any event not a lesser amount) as may be necessary to ensure that the amount received is not less than the full amount of Indebtedness Currency payable by the defaulting party on the date of judgment. Any additional amount due under this Section 12.7 will be due as a separate debt, gives rise to a separate cause of action, and will not be affected by judgment obtained for any other sums due under this Agreement.

Article 13
General
13.1	Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

13.2	No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between the Payee and the Payor Group Entities.

13.3	Governing Law

Except for matters of title relating to the Mining Titles or any dealings with the Mining Titles, which will be governed by the laws in force in the Northern Territory of Australia, this Agreement shall be construed, interpreted and enforced in accordance with, and the respective obligations of the Parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to conflict of laws principles, and each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such Province and all courts competent to hear appeals therefrom.

The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.4	Costs and Expenses

All costs and expenses incurred by a Party in considering whether to provide a consent contemplated under this Agreement or an amendment or waiver requested by any other Party, shall be for the account of such other Party. All costs and expenses in connection with the registration and perfection of security in accordance with this Agreement (including any Stamp Duty or Taxes) and any Stamp Duty in connection with the execution and delivery of this Agreement, shall be for the account of the Payor. Payor shall cause any relevant lodgements, notifications and payments relating to any such Stamp Duty to be made to the relevant Governmental Authority. Payor shall not be responsible for any Taxes or any Stamp Duty that may be applicable in connection with (i) the acquisition of any Mining Titles by the Payee pursuant to Section 8.5(b)(i), (ii) any assignment by the Payee of its rights pursuant to Section 8.7(d) or (iii) any Transfer of this Agreement by the Payee pursuant to Section 13.12. Subject to the foregoing and except as otherwise expressly set out in this or any other Agreement, all costs and expenses incurred by a Party shall be for its own account.

13.5	Survival

Without limiting any other provision of this Agreement, the following provisions shall survive termination of this Agreement: Sections 7.2, 7.5, 11.2, 11.3, 11.4, 11.5, 12.1, 12.2, 12.4, 12.5 and 12.7 and such other provisions of this Agreement as are required to give effect thereto.

13.6	Notices

Any notice or other communication (in each case, a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand addressed to:

(a)	If to the Payor, to:

Vista Gold Corp.
8310 S. Valley Hwy, Suite 300
Englewood, CO 80112

Attention:Chief Executive Officer

And

Vista Gold Australia Pty. Ltd.

Suite 16, Level 3, 201 New South Head Road

Edgecliff, New South Wales 2027

Attention:[***], Director

(b)	If to the Payee, to:

Wheaton Precious Metals (Cayman) Co.

Suite 300 – 94 Solaris Avenue
PO Box 1791 GT
Grand Cayman, Cayman Islands
KY1-1109

Attention:President

Any notice given in accordance with this Section 13.6, shall be deemed to have been received when delivered.

Notwithstanding the foregoing, the Parties agree that a notice to be given pursuant to this Agreement shall be in writing and may be sent in accordance with the foregoing or may also be sent by electronic mail to the following email address:

(c)	If to the Payor, to: [***] and [***]
(d)	If to the Payee, to: [***]

Either Party may change its email or physical address for delivery of notices from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.

13.7	Press Releases

The Parties shall jointly plan and coordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning this Agreement and the transactions contemplated by this Agreement unless a Party (or its Affiliate) is required to make such disclosure pursuant to Applicable Law in circumstances where prior consultation with the other Party is not practicable. To the extent reasonably practicable, a copy of such disclosure shall be provided to the other Party at such time as it is made publicly available.

13.8	Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of the Payor and the Payee.

13.9	Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

13.10	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto.

13.11	Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

13.12	Assignment

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns. The Payee shall be entitled at any time and from time to time to Transfer all or any part of this Agreement without the prior written consent of the other Parties; provided that prior to the time that the Funding Amount has been paid in full, no such Transfer shall release the Payee from its obligations under this Agreement. The Payee shall be entitled at any time and from time to time to grant or allow to exist an Encumbrance in respect of this Agreement in favour of its lenders.

13.13	Invalidity and Unenforceability

If a provision of this Agreement is wholly or partially invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and
(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.

It is hereby declared to be the intention of the Parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

13.14	Counterparts

This Agreement may be executed in any number of counterparts and by electronic delivery and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic symbol or process attached to this Agreement and adopted by a party with the intent to sign this Agreement, including facsimile or email electronic signatures. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[The remainder of this page was intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

WHEATON PRECIOUS METALS (CAYMAN) CO.

Per:	(signed) “Patrick Drouin”
Name: Patrick Drouin
Title: President

Executed by VISTA GOLD AUSTRALIA PTY. LTD., ACN 117 327 509 in accordance with section 127 of the Corporations Act 2001 (Cth):
(signed) “Frederick H. Earnest”	(signed) “Douglas L. Tobler”
Signature of director	Signature of company secretary/director
Frederick H. Earnest	Douglas L. Tobler
Full name of above signatory	Full name of above signatory

1

Schedule A
Mining TITLES (With Map)
Title ID	Party Name	Granted Date	Expiry Date	Status	Note	Hectares	Sq Km

VISTA GOLD AUSTRALIA PTY LTD
MLN1070	VISTA GOLD AUSTRALIA PTY LTD	1993-03-05	2043-03-04	Current		3,982	39.82
MLN1071	VISTA GOLD AUSTRALIA PTY LTD	1993-03-05	2043-03-04	Current		1,327	13.27
MLN1127	VISTA GOLD AUSTRALIA PTY LTD	1993-03-05	2043-03-04	Current		80	0.80
ML31525	VISTA GOLD AUSTRALIA PTY LTD	2017-09-04	2042-09-03	Current		155	1.55
EL29882	VISTA GOLD AUSTRALIA PTY LTD	2013-09-16	2025-09-15	Current		55,552	555.52
EL29886	VISTA GOLD AUSTRALIA PTY LTD	2013-09-16	2025-09-15	Current		59,454	594.54
EL30898	VISTA GOLD AUSTRALIA PTY LTD	2016-05-03	2024-05-02	Current		18,670	186.70
EL32004	VISTA GOLD AUSTRALIA PTY LTD	2019-11-21	2025-11-20	Current		9,529	95.29
EL32005	VISTA GOLD AUSTRALIA PTY LTD	2018-12-12		Current	Application	14,924	149.24

THIRD-PARTIES
MLN63	OUTBACK METALS PROPRIETARY LIMITED	1973-11-08	2023-12-31	Current		16	0.16
MLN64	OUTBACK METALS PROPRIETARY LIMITED	1973-11-08	2023-12-31	Current		16	0.16
MLN65	OUTBACK METALS PROPRIETARY LIMITED	1973-11-08	2023-12-31	Current		16	0.16
ML29907	James FORSCUTT	2013-05-30	2033-05-29	Current		20	0.20
	Janice FORSCUTT
	Gregory FORSCUTT
	Edward FORSCUTT

2

Title ID	Party Name	Granted Date	Expiry Date	Status	Note	Hectares	Sq Km
ML29909	MINERAL CONTRACTING AUSTRALIA PTY LTD	2013-06-04	2028-06-03	Current		40	0.40
ML29913	OUTBACK METALS PROPRIETARY LIMITED	2013-04-22	2025-04-21	Current		32	0.32
ML29915	MINERAL CONTRACTING AUSTRALIA PTY LTD	2013-06-04	2028-06-03	Current		40	0.40
ML31705	Sandra WOOD	2018-06-06	2028-06-05	Current		38	0.38
	Gregory WOOD

3

4

Schedule B
Corporate Structure and Organization Chart

Schedule C
Representations and Warranties of the payor
(a)	The Payor is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by Applicable Law.
(b)	The Payor has made all material filings or registrations required by Applicable Laws to maintain its corporate existence, and the Payor has the corporate power and capacity to own its property and assets and conduct its business as currently conducted by it.
(c)	All requisite corporate acts and proceedings have been done and taken by the Payor, including obtaining all requisite board of directors’ (or other applicable corporate body’s) approval, with respect to the entering into of each Transaction Documents to which it is a party and performing its obligations thereunder.
(d)	The Payor has the requisite corporate power, capacity and authority to enter into the Transaction Documents to which it is a party, and to perform its obligations thereunder.
(e)	The Transaction Documents and the exercise of the Payor’s rights and the performance of the Payor’s obligations thereunder do not and will not:
(i)	conflict with any agreement, mortgage, bond or other instrument to which the Payor is a party or which is binding on their assets;
(ii)	conflict with the constating or constitutive documents of the Payor; or
(iii)	conflict with or violate any Applicable Law.
(f)	Except as provided for in the Jawoyn Agreements, no Approvals are required to be obtained by the Payor in connection with the execution and delivery or the performance by the Payor of the Transaction Documents or the transactions contemplated thereby (other than Approvals necessary for the construction and development of the Mine not yet obtained as of the date when this representation is given, but which are expected to be obtained in the ordinary course of business by the time they are necessary).
(g)	This Agreement has been duly and validly executed and delivered by Payor and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.
(h)	The Payor has not suffered an Insolvency Event or Lender Event or is aware of any circumstance which, with notice or the passage of time, or both, would give rise to the foregoing.
(i)	The corporate structure and organization chart of the Parent Company attached hereto as Schedule B accurately reflects, as of the date when this representation is given, the direct and indirect equity ownership interest of the Parent Company in the Payor.
(j)	The Payor has conducted and is conducting its business in compliance in all material respects with Applicable Laws and applicable Approvals, including Applicable Laws with respect to social or community matters, prior consultation processes, anti-money laundering, corrupt practices and Environmental Governmental Requirements.

(k)	The Mining Titles set forth on Schedule A constitute all of the mining rights, tenements, concessions, contracts and other similar interests, whether created privately or through the actions of any Governmental Authority having jurisdiction, that comprise the interest of the Payor in the Mine, as of the date when this representation is given. The coloured areas outlined in black in the map included in Schedule A accurately depicts the area comprised in the Mining Titles set forth in Schedule A.
(l)	The Payor is the registered or recorded owner of a 100% legal and beneficial right, title and interest in and to the Mining Titles, with good and marketable title thereto free and clear of all Encumbrances other than the Permitted Encumbrances. Subject to the Jawoyn Agreements, the Payor’s right, title and interest in and to the Mining Titles is not subject to claims of native or indigenous title or other adverse claims and the Payor has not received notice of any such actual or potential claim.
(m)	No person, other than the Payee, has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Mining Titles or the Minerals produced from the Mining Titles, other than pursuant to the Jawoyn Agreements and the Denehurst Royalty. Other than in respect of the Permitted Encumbrances, no person is entitled to or has been granted any royalty or other payment in the nature of rent or royalty on any Minerals.
(n)	All Taxes, fees, assessments, rents, royalties, contractual compensations or fees, surface fees or other amounts required to keep the Mining Titles in good standing have been paid.
(o)	The Mining Titles are in good standing, are valid and subsisting in accordance with their terms and are not liable to cancellation or forfeiture.
(p)	There are no outstanding, pending or, to the knowledge of the Payor, threatened, actions, suits, proceedings, investigations or claims (including with respect to social or community matters or Environmental Governmental Requirements) affecting, or pertaining to, the Mine or that would otherwise have an Adverse Impact.
(q)	Neither the Payor nor the Mining Titles is subject to any outstanding judgment, order, writ, injunction or decree that limits or restricts or may limit or restrict the Payor from performing, fulfilling and satisfying their respective covenants and obligations under the Transaction Documents or would otherwise reasonably be expected to have an Adverse Impact.
(r)	The Payor has made available to the Payee prior to the date of this Agreement all material information in the control or possession or knowledge of the Payor (including the most current life of mine plans, production and plant statistics, cost estimates, supporting drill hole data bases and block models in respect of each of the Mining Titles) (collectively, the “Mine Data”) relating to the Mining Titles, including information in respect of: (i) the mineralization or potential mineralization of the Mining Titles; (ii) actual or proposed regulations, policy or other actions of any relevant Governmental Authority; (iii) environmental matters; (iv) water related matters; (v) seismic matters; and (vi) financial related matters. All such Mine Data (i) was prepared in good faith; and (ii) to the knowledge of the Payor, does not contain any information that is misleading or untrue, or omit to include any information necessary to make any information contained in such Mine Data not misleading or untrue.

3

(s)	The Payor is in material compliance with all Applicable Laws and collective bargaining agreements respecting employment, wages, hours of work and occupational health and safety and employment practices.
(t)	The Payor has not received any notice of any expropriation proceeding or decision to expropriate all or any part of the Mining Titles, nor does it have knowledge of any expropriation proceeding pending or threatened against or affecting all of any part of the Mining Titles.
(u)	The Payor has entered into this Agreement on its own account and not as trustee or a nominee of any other person.
(v)	The Payor has not created, assumed, granted, or permitted to exist any Encumbrance on the Mining Titles that is in place as of the date of when this representation is given, other than the Permitted Encumbrances.
(w)	The Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States (U.S. GAAP) applied on a consistent basis throughout the periods involved, and present fairly in all material respects the financial position, results of operations and cash flows of the Parent Company on a consolidated basis as at the dates of such statements. For the purposes of this representation, “Financial Statements” means (i) the audited consolidated financial statements of the Parent Company for the years ended December 31, 2022 and 2021, together with the auditors’ report thereon and the notes thereto, and (ii) the unaudited interim condensed consolidated financial statements of the Parent Company for the three and six months ended June 30, 2023 and 2022, together with the notes thereto.
(x)	None of the foregoing representations and warranties contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement of representation not misleading with respect to the transactions contemplated herein.

1

Schedule D
Representations and Warranties of the Payee
(a)	It is a company duly incorporated and validly existing under the laws of the Cayman Islands and is up to date in respect of all filings required by law.
(b)	All requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approval, with respect to entering into this Agreement and performing its obligations hereunder.
(c)	It has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder.
(d)	This Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not (i) conflict with any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Law.
(e)	No Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby.
(f)	This Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of the Payee, enforceable against it in accordance with its terms.
(g)	It has not suffered an Insolvency Event that is continuing and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to the foregoing.
(h)	It enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.
(i)	It is a resident of the Cayman Islands for tax purposes.

1

Schedule E
Royalty NPV Procedures

[***]

Schedule F
Codes of Conduct

VISTA GOLD CORP.

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted on December 19, 2003, as amended on March 2, 2009, March 5, 2013,

March 4, 2014, April 26, 2016, March 5, 2017, March 4, 2018 and August 7, 2020)

THIS CODE APPLIES TO EVERY DIRECTOR, OFFICER (INCLUDING OUR CHIEF EXECUTIVE OFFICER (“CEO”) AND CHIEF FINANCIAL OFFICER (“CFO”)), AND EMPLOYEE OF VISTA GOLD CORP. AND ITS AFFILIATED ENTITIES (COLLECTIVELY, THE “COMPANY”).  THE TERM “EMPLOYEE” INCLUDES ANY INDIVIDUAL THAT IS PAID ON THE COMPANY PAYROLL.

To memorialize the Company’s fundamental principles of honesty, loyalty, fairness, forthrightness and use of common sense in general, we have established this Code of Business Conduct and Ethics (this “Code”).  As an integral part of our policy to manage our Company with full transparency and in the best interests of shareholders and other stakeholders, this Code strives to deter wrongdoing, and promote the following six objectives:

1.Honest, ethical and moral conduct;
2.Avoidance of conflicts of interest;
3.Full, fair, accurate, timely and transparent disclosure;
4.	Compliance with the applicable government and self-regulatory organization laws, rules and regulations;
5.Prompt internal reporting of Code violations; and
6.Accountability for compliance with this Code.

Below, we discuss situations that require application of our fundamental principles and promotion of our objectives.  If there is a conflict between this Code and a specific procedure, you should consult the CEO, or another officer as may be designated from time to time (the CEO or any such designated officer, the “Designated Officer”), for guidance.

ACCOUNTABILITY FOR COMPLIANCE WITH THIS CODE

Each of the Company’s directors, officers and employees is expected to:

Understand.  The Company expects YOU to understand the requirements of your position including company expectations and governmental rules and regulations that apply to your position.

Comply.  The Company expects YOU to comply with this Code and all applicable laws, rules and regulations.

Report.  The Company expects YOU to report any violation of this Code of which you become aware.

Be Accountable.  The Company holds YOU accountable for complying with this Code.

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

TABLE OF CONTENTS

Accounting Policies3

Anti-Boycott and U.S. Sanctions Laws3

Bribery AND CORRUPTION3

Compliance with Laws, Rules and Regulations4

Computer and Information Systems5

Confidential Information Belonging to Others5

Confidential and Proprietary Information6

Conflicts of Interest7

Corporate Opportunities and Use and Protection of Company Assets8

Discipline for Noncompliance with this Code9

Disclosure Policies and Controls9

Health, Safety, Environment and Social Responsibility10

Fair Dealing with Others10

Filing of Government Reports10

Insider Trading or Tipping10

Investor Relations and Public Affairs11

Non-Retaliation for Reporting12

Political Contributions12

Prohibited Substances12

Record Retention14

Relations Among Employees: Respect and Contribution14

Reporting of Code Violations15

Anonymous Reporting16

Waivers16

Amendments and Modifications of this Code16

Conclusion16

Appendix –	Certificate of Ethics for the Chief Executive Officer and Chief Financial Officer

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

Accounting Policies

The Company will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of the Company.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account.  You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation.  The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to federal penalties, as well as punishment by the Company, including possible termination of employment. All directors, officers, employees and other persons are also subject to the accounting and record keeping requirements set forth in the Company’s Anti-Corruption Policy.

No director, officer or employee of the Company may, directly or indirectly, either:  (i) make or cause to be made a materially false or misleading statement; or (ii) omit, or cause another person to omit, any material fact that is necessary so that statements made will not be misleading, in connection with:

●The audit of financial statements by independent accountants;
●	The preparation of any required reports whether by independent or internal accountants; or
●	Any other work which involves or relates to the filing of a document with the United States Securities and Exchange Commission (“SEC”) or applicable Canadian securities regulatory authorities.

Anti-Boycott and U.S. Sanctions Laws

The Company must comply with anti-boycott laws, which prohibit it from participating in, and require us to report to the authorities any request to participate in, a boycott of a country or businesses within a country.  If you receive such a request, report it to the Designated Officer.  We will also not engage in business with any government, entity, organization or individual where doing so is prohibited by applicable laws.  For more information on these laws contact the Designated Officer who will consult with or refer you to the appropriate corporate legal representatives.

Bribery AND CORRUPTION

The Company strictly prohibits its directors, officers, or employees from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary which is prohibited by Canadian, US or other applicable law.  Those paying a bribe may subject the Company and themselves to civil and criminal penalties.  When dealing with government customers or officials, no improper payments will be tolerated.  If you receive any offer of money or gifts that is intended to influence a business decision, it should be reported to your supervisor or the Designated Officer immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

The Canadian Corruption of Foreign Public Officials Act and the United States Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business.  Accordingly, corporate funds,

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

5

property or anything of value may not be, directly or indirectly, offered or given by you or an agent acting on our behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

Directors, officers or employees of the Company are also prohibited from offering or paying anything of value to any foreign person if it is known or there is a reason to believe that all or part of such payment will be used for a prohibited purpose.  This provision includes situations when intermediaries, such as affiliates or agents are used to channel unlawful payoffs to foreign officials or any other person.

The United States FCPA also contains significant internal accounting control and record-keeping requirements that apply to the Company’s operations anywhere in the world.

In addition to the foregoing, you are required to comply with the more detailed requirements set forth in the Company’s Anti-Corruption Policy, which is available on the Company’s website or upon request from the CEO.

Compliance with Laws, Rules and Regulations

The Company’s goal and intention is to comply with the laws, rules and regulations by which we are governed.  In fact, we strive to comply not only with requirements of the law but also with recognized compliance practices.  All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this Code.

Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor and, as required, should seek advice from the Designated Officer who will consult with or refer you to the appropriate corporate legal representatives.  Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high ethical standards.

In addition to this Code, you are required to comply with the Company’s other policies including but not limited to the Disclosure Policy, Health & Safety Policy, Environmental Policy, Social Responsibility Policy, Insider Trading Policy and Record Retention Policy.

Computer and Information Systems

Certain officers and employees are provided telephones, mobile phones, computers or other devices such as laptops or tablets, and software, including network access to Company servers and computing systems to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. You must obtain the permission from the CEO to install or download any non-work related programs or software on any Company computer or to connect any personal laptop to the Company network. As with other equipment and assets of the Company, each officer or employee is responsible for the appropriate use of these assets.  The Company acknowledges that the Company’s telephones, mobile phones, computers and email may also at times be used for personal use; however, such use should not impact business activities.  Officers and employees should not expect a right to privacy of their telephone, mobile phone, email or Internet use and records.    All email and Internet use on Company equipment is subject to monitoring by the Company.

When communicating with others online and through email, we must conduct ourselves appropriately. Electronic communications are easily recoverable and may have to be disclosed in the event of an investigation or legal or regulatory proceeding. Email, instant messages and other communications drafted on Company technologies should not contain statements that could be deemed offensive, defamatory or off-color—even if they are meant to be funny, and you should also be careful not to use language that could

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

6

be misinterpreted. Under no circumstances is it appropriate to download or send any materials that could be considered discriminatory, harassing or otherwise illegal, unethical or in poor taste.

Confidential Information Belonging to Others

Directors, officers or employees of the Company must protect confidential information, including trade secrets and other information given in confidence by others, including partners, suppliers, contractors, competitors and customers, just as you are required to protect the Company’s confidential information.  However, certain restrictions about the information of others may place an unfair burden on the Company’s future business.  For that reason, directors, officers and employees should coordinate with the Designated Officer to ensure appropriate agreements are in place prior to receiving any confidential third-party information.  These agreements must reflect a balance between the value of the information received on the one hand and the logistical and financial costs of maintaining confidentiality of the information and limiting the Company’s business opportunities on the other.  In addition, any confidential information that you may possess from an outside source, such as from a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company.  Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted if received via the Internet or email.

Confidential and Proprietary Information

It is the Company’s policy to ensure that all operations, activities and business affairs of the Company and our business associates are kept confidential to the greatest extent possible.  Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its business associates if disclosed.  Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers employees  of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer ).  This can include information regarding the Company’s business, products, processes, and services.  It also can include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations and business methods or practices.

The following are examples of information that is not considered confidential:

●	Information that is in the public domain to the extent it is readily available;
●	Information that becomes generally known to the public other than by disclosure by the Company or a director, officer employee ; and
●	Information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

We have exclusive property rights to all confidential and proprietary information regarding the Company or our business associates.  The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage.  You are responsible for safeguarding Company information

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

7

and complying with established security controls and procedures.  All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities made or compiled by you or made available to you prior to or during the term of your association with the Company, including any copies thereof, unless otherwise agreed to in writing, belong to the Company and shall be held by you in trust solely for the benefit of the Company, and shall be delivered to the Company by you on the termination of your association with us or at any other time we request.

See Company’s Whistleblower Policy for exceptions to these provisions.

Conflicts of Interest

Conflicts of interest can arise in virtually every area of our operations.  A “conflict of interest” exists whenever an individual’s private interests (or those of their close family members) interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.  Conflicts of interest should be avoided unless specifically authorized.   We must each make decisions solely in the best interest of the Company.  Any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the exercise of our judgment solely for the benefit of the Company is prohibited.

Here are some examples of conflicts of interest:

Family Members.  Actions of family members may create a conflict of interest.  For example, gifts to family members by a supplier of the Company are considered gifts to you and must be reported.  Doing business for the Company with organizations where your family members are employed or that are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest.  For purposes of this Code, “family members” include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

Gifts, Entertainment, Loans, or Other Favors.   Directors, officers and employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with us.  Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards.   However, you may accept gifts of a nominal value.  Other than common business courtesies, directors, officers and employees must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us.

Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services.  Directors, officers and employees who use the Company’s advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

Agreements or Transactions. Directors, officers and employees, and their immediate family members, may have a material interest in an agreement or transaction involving the Company. This could arise through direct or indirect ownership in a business that may do or seek to do business with the Company.

Outside Employment.  Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

1.	Reduces work efficiency;
2.	Interferes with your ability to act conscientiously in the Company’s best interest; or

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

8

3.	Requires you to utilize the Company’s proprietary or confidential procedures, plans or techniques.

Officers and employees of the Company must inform their supervisor of any outside employment, including the employer’s name and expected work hours.

Reporting Conflicts of Interest or Potential Conflicts of Interest.  You should report any actual or potential conflict of interest involving yourself or others of which you become aware to your supervisor or the Designated Officer.  If you are an officer, you should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Designated Officer or to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors.  If you are a Director, you should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors.

Executive officers, directors, beneficial holders of 5% or more of the common shares of the Company and immediate family members and holding companies of the foregoing persons are covered by the Company’s Statement of Policy with Respect to Related Party Transactions.

Corporate Opportunities and
Use and Protection of Company Assets

Directors, officers or employees of the Company are prohibited from:

1.	Taking for themselves, personally, opportunities that are discovered through the use of Company property, information or position;
2.	Using the Company’s property, information or position for personal gain; and
3.	Competing with the Company.

You have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

You are personally responsible and accountable for the proper expenditure of the Company’s funds, including money spent for travel expenses or for business entertainment.  You are also responsible for the proper use of property over which you have control, including both the Company’s property and funds and property that has been entrusted to your custody.  The Company’s assets must be used only for proper purposes.

The Company’s property should not be misused.  The Company’s property may not be sold, loaned or given away regardless of condition or value, without proper authorization.  Each director, officer and employee should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  The Company’s assets should be used only for legitimate business purposes, though incidental personal use may be permitted. Any suspected incident of fraud or theft should be reported to the manager or executive for your work site or pursuant to the Company’s Whistleblower Policy for investigation immediately.

Discipline for Noncompliance with this Code

Disciplinary actions for violations of this Code can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you.

The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

9

Disclosure Policies and Controls

The continuing excellence of the Company’s reputation depends upon our full and complete disclosure of important information about the Company that is used in the securities marketplace.  Our financial and non-financial disclosures and filings with the SEC and applicable Canadian securities regulatory authorities must be transparent, accurate and timely.  Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation among many of us.  We must all work together to ensure that reliable, truthful and accurate information is disclosed to the public.

The Company must disclose to the SEC, applicable Canadian securities regulatory authorities, current security holders and the investing public information that is required, and any additional information that may be necessary, to ensure the required disclosures are not misleading or inaccurate.  The Company requires you to participate in the disclosure process, which is overseen by the Disclosure Committee and the CEO and CFO.  However, any external communication of information must be made by an Authorized Spokesperson (as defined in the Disclosure Policy of the Company.) The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations.  Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by members of the Disclosure Committee, CEO, CFO and, upon request, other employees in the disclosure process is a requirement of this Code.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.

For more information refer to the Company’s Disclosure Policy, which is available on the Company’s website or upon request from the CEO.

Execution of the Ethics Certificate

The CEO and the CFO shall execute the Certificate of Ethics for the CEO and CFO attached as the appendix to this Code annually.

Health, Safety, Environment and Social Responsibility

The Company is committed to managing and operating our worldwide assets in a socially responsible manner that is protective of human health and safety and the environment, and to this end the Board of Directors has established a Health, Safety, Environment and Social Responsibility Committee.  It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations.

Fair Dealing with Others

No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Filing of Government Reports

Any reports or information provided, on the Company’s behalf, to federal, state, local or foreign governments should be true, complete and accurate.  Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

10

Insider Trading or Tipping

Directors, officers and employees of the Company who are aware of material, non-public information from or about the Company (“insiders”), are not permitted, directly or through family members or other persons or entities, to:

●	Buy or sell securities (or derivatives relating to such securities) of the Company (other than pursuant to a pre-approved trading plan that complies with the SEC Rule 10b5-1 and Canadian securities legislation); or
●	Pass on, tip or disclose material, non-public information to others outside the Company including family and friends.

Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, resulting in penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, resulting in fines and jail time.  Any questions concerning the above and as to whether communication of particular information is permissible should be referred to the CEO.

Examples of information that may be considered material, non-public information in some circumstances are:

●	Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations;
●	Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers;
●	Undisclosed drilling results or reserve calculations;
●	Undisclosed major management changes;
●	A substantial contract award or termination that has not been publicly disclosed;
●	A major lawsuit or claim that has not been publicly disclosed;
●	Undisclosed information about public or private financings, or decisions concerning matters such as dividends or stock splits;
●	An undisclosed filing of a bankruptcy petition by the Company or a significant subsidiary;
●	Information that is considered confidential; and
●	Any other undisclosed information that could affect our stock price.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material non-public information.  If you have any question as to whether particular information is material non-public information, consult with the CEO, who will consult with legal counsel as appropriate.

For more information refer to the Company’s Insider Trading Policy, which is available on the Company’s website or upon request from the CEO.

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

11

Non-Public Information.  Information concerning the Company is considered non-public if it has not been disseminated in a manner making it available to investors generally.  If you have any question as to whether particular information has been so disseminated, consult with the CEO, who will consult with legal counsel as appropriate.

Another Company’s Securities. The same policy also applies to securities issued by another company if you have acquired material, public information relating to such company in the course of your employment or affiliation with the Company.

Trades Following Disclosure.  When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question as provided in the Company’s Insider Trading Policy until the specified period after the information has been publicly released to allow the markets time to absorb the information.  A copy of the Company’s Insider Trading Policy, as amended from time to time, is provided to each employee of the Company.

Investor Relations and Public Affairs

It is very important that the information disseminated about the Company be both accurate and consistent.  For this reason, the CEO and the Authorized Spokespersons (as defined in the Disclosure Policy) are responsible for the Company’s internal and external communications, as well as for public communications with stockholders, analysts and other interested members of the financial community.  The CEO and the Authorized Spokespersons are responsible for communication with spokespersons in both routine and crisis situations. For more information refer to the Company’s Disclosure Policy, which is available on the Company’s website or upon request from the CEO.

Non-Retaliation for Reporting

In no event will the Company take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith.  However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company.  In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

We will not allow retaliation against any individual for reporting a possible violation of this Code in good faith.  Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code.  Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited.  Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

For more information refer to the Company’s Whistleblower Policy, which is available on the Company’s website or upon request from the CEO.

Political Contributions

You must refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations.  Company contributions or expenditures in connection with election campaigns will be permitted only to the extent allowed by federal, state, local or foreign election laws, rules and regulations.

You are encouraged to participate actively in the political process.  We believe that individual participation is a continuing responsibility of those who live in a free country.

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

12

For more information refer to the Company’s Anti-Corruption Policy, which is available on the Company’s website or upon request from the CEO.

Prohibited Substances

You are required to report to work in a mental and physical condition that allows you to work safely and productively. It is your responsibility to ensure that the use of alcohol or drugs (whether medically required or for recreational use) does not result in you being impaired for work at any time.

Except as otherwise provided in this policy, while on Company premises and/or during the course of providing services to or for the Company, you are prohibited from: 1) being impaired by, or under the influence of, alcohol, recreational cannabis, illegal drugs, or controlled substances; 2) manufacturing, distributing, selling, purchasing, dispensing, possessing, or using alcohol, recreational or medical cannabis, illegal drugs, or controlled substances; or 3) intentionally misusing medications, including taking medications above the level recommended by the prescribing physician, using someone else’s medication, or using medications for purposes other than as prescribed or intended.

On an exceptional basis, for Company sanctioned and sponsored events where prior approval has been obtained from an executive officer of the Company, alcohol may be served on Company premises or at Company events.

The Company will conduct an investigation into any suspected or confirmed violation of this policy. You must cooperate with any investigation into an actual or suspected violation. Violations of this policy may lead to disciplinary action, up to and including immediate termination of employment for just cause. Such violations may also have legal consequences.

Medications

This policy does not prohibit you from the lawful use and possession of legally prescribed/authorized medications. However, the legal use of prescribed/authorized drugs is permitted on the job only if it does not impair your ability to perform the essential functions of the job effectively and in a safe manner that does not endanger other individuals in the workplace.

Directors, officers or employees of the Company are expected to use medications responsibly, and to advise the manager or executive responsible for the worksite when use of any medications may affect their ability to perform assigned duties safely and effectively.  It is your responsibility to verify with your physician or pharmacist whether a medication may affect your ability to perform work safely and effectively, and it is your responsibility to take the necessary measures to minimize the risks associated with it, including reporting any concerns to your supervisor. Subject to applicable law, the Company may request supporting medical documentation.

If you require accommodation of impairment due to medication, you must request it from the manager or executive responsible for the worksite. The Company will provide accommodation in accordance with applicable law. Where the Company is able to provide accommodation, you will at all times be expected to report to work fit for duty and to carry out your duties meeting the expectations and productivity requirements of you job in accordance with the accommodations in place.

Failure by you to disclose that you use a medication that may affect your ability to perform assigned duties safely or effectively before an incident, accident or violation of this policy occurs may result in disciplinary action up to and including termination for just cause.

Drug or Alcohol Dependency

The Company encourages you to seek help if you are concerned that you may have a drug and/or alcohol dependency.

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

13

If you require accommodation for substance dependence, you must request it. The Company will accommodate those with known and disclosed substance dependencies in accordance with applicable law.

Failure by you to disclose the existence of a substance dependency before an incident, accident or violation of this policy occurs may result in disciplinary action up to and including termination for just cause.

Other

We prohibit the possession and use of alcohol, cannabis, illegal drugs, firearms, weapons or explosives on the Company’s property unless expressly authorized by the manager or executive responsible for the worksite in accordance with Company policy.  In accordance with the laws of the applicable jurisdiction, the Company reserves the right to conduct random drug and alcohol testing as it may determine is appropriate.

Record Retention

We have document retention policies to establish retention periods for records created or received in the normal course of business.  A record is any information, regardless of physical format, which has been created or received in the transaction of the Company’s business.  Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc.  Each corporate department is responsible for the maintenance, retrieval, transfer, and destruction of its records in accordance with the established filing procedures, records retention schedules and procedures.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act.  Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and prison sentences.  Document destruction or falsification in other contexts can result in a violation of the securities laws or the obstruction of justice laws.

Before any destruction of any documents or records, you must consult the Company’s document retention procedures.  You are required to review, follow and abide by the terms of those procedures.  If the procedure is not clear, questions arise, or there is a pending or anticipated official proceeding, then the CEO must approve any document destruction.

Relations Among Employees: Respect and Contribution

We function as a team.  Your success as part of this team depends on your contribution and ability to inspire the trust and confidence of your coworkers and supervisors.  Respect for the rights and dignity of others and a dedication to the good of our Company are essential.

A cornerstone of our success is the teamwork of our directors, officers and employees.  We must each respect the rights of others while working as a team to fulfill our objectives.  To best function as part of a team, you must be trustworthy and dedicated to high standards of performance.  The relationships between business groups also require teamwork.

To facilitate respect and contribution among employees, we have implemented the following employment policies:

●	To hire, pay and assign work on the basis of qualifications and performance;
●	Not to discriminate on the basis of race, religion, ethnicity, national origin, color, gender, age, citizenship, veteran’s status, marital status, sexual orientation or disability;
●	To prohibit any sexual, physical, verbal or any other kind of harassment by others;

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

14

●	To make the safety and security of our employees while at Company facilities a priority;
●	To attract and retain a highly talented workforce;
●	To encourage skill growth through training and education and promotional opportunities;
●	To encourage an open discussion between all levels of employees and to provide an opportunity for feedback from the top to the bottom and from the bottom to the top;
●	To recognize and reward additional efforts that go beyond our expectations; and
●	To respect all workers’ rights to dignity and personal privacy by not disclosing employee information, including protected health information, unnecessarily.

Reporting of Code Violations

You should be alert and sensitive to situations that could result in actions that might violate federal, state, provincial or local laws or the standards of conduct set forth in this Code.  If you believe your own conduct or that of a fellow director, officer or employee, as the case may be, may have violated any such laws or this Code, you have an obligation to report the matter.

Generally, you should raise such matters first with an immediate supervisor.  However, if you are not comfortable bringing the matter up with your immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then you should raise the matter with the Designated Officer.  If a law, rule or regulation is in question, then consult with the Designated Officer who will consult with or refer you to the appropriate corporate legal representatives.  The most important point is that possible violations should be reported and we support all means of reporting them.

Directors and officers should report any potential violations of this Code to the Corporate Governance and Nominating Committee of the Board of Directors.

Anonymous Reporting

If you wish to report a suspected violation of this Code anonymously, you may e-mail the Chairman of the Audit Committee at whistleblower@vistagold.com. You do not have to reveal your identity in order to make a report.  If you do reveal your identity, it will not be disclosed by the Chairman of the Audit Committee unless disclosure is (i) necessary for the purposes of investigating the report, including seeking legal advice or providing the alleged violator a fair opportunity to respond to the allegations (in which case the Company will preserve confidentiality to the extent that the needs of the situation permit), or (ii) required by law or court order. For more information refer to the Company’s Whistleblower Policy, which is available on the Company’s website or upon request from the CEO.

Waivers

There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors or a designated board committee that will ascertain whether a waiver is appropriate in the circumstances.  In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website within four business days of the Board of Directors’ vote or designated board committee’s vote, or shall be otherwise disclosed as required by applicable law or NYSE American or Toronto Stock Exchange rules.  Notices posted on the Company’s website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

15

Notwithstanding the foregoing, a waiver for a specific event arising under the “Conflicts of Interest” section of this Code may be granted to an employee that is not a director or officer on the approval of the CEO and one member of the Board of Directors.  Any waiver provided will not be a waiver of any other policy of the Company, unless such other policy is specifically waived.  No other waivers of this Code are permitted.

Amendments and Modifications of this Code

There shall be no amendment or modification to this Code except by a vote of the Board of Directors or a designated board committee that will ascertain whether an amendment or modification is appropriate.

In case of any amendment or modification of this Code that applies to an officer or director of the Company, the amendment or modification shall be posted on the Company’s website within four business days of the Board vote or shall be otherwise disclosed as required by applicable law or the NYSE American or Toronto Stock Exchange rules.  Notice posted on the Company’s website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

Conclusion

This Code is an attempt to point all of us at the Company in the right direction, but no document can achieve the level of principled compliance that we are seeking.  In reality, each of us must strive every day to maintain our awareness of these issues and to comply with this Code’s principles to the best of our abilities.  Before we take an action, we must always ask ourselves:

Does it feel right?

Does it make sense?

Is this action ethical in every way?

Is this action in compliance with the law?

Could my action create an appearance of impropriety?

Am I trying to fool anyone, including myself, about the propriety of this action?

If an action would elicit the wrong answer to any of these questions, do not take it.  We cannot expect perfection, but we do expect good faith.  If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures.  We hope that you agree that the best course of action is to be honest, forthright and loyal at all times.

Vista Gold Corp.

Code of Business Conduct and Ethics – August 2020

APPENDIX A

CERTIFICATE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND
CHIEF FINANCIAL OFFICER

In my role as Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) of Vista Gold Corp. (the “Company”), I have adhered to and advocated to the best of my knowledge and ability the following principles and responsibilities governing professional conduct and ethics:

1.

Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.  A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.

2.

Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.  If I am the CEO or CFO, I shall review the annual and quarterly reports before certifying and filing them with the SEC.

3.	Comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.
4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.
5.

Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information.  I acknowledge that confidential information acquired in the course of business is not to be used for personal advantage.

6.	Promote ethical behavior among employees at the Company and as a responsible partner with industry peers and associates.
7.	Maintain control over and responsibly manage all assets and resources employed or entrusted to me by the Company.
8.

Report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may occur, including any potential violations of the Company’s Code of Business Conduct and Ethics (the “Code”).  Such report shall be made to the Corporate Governance and Nominating Committee of the Board of Directors and shall include conduct of a financial or non-financial nature.

9.	Comply with the Code. I understand that if I violate any part of the Code, I will be subject to disciplinary action.

I understand that the Code is subject to all applicable laws, rules and regulations.

I understand that there shall be no waiver of, modification of, or change to any part of the Code except by a vote of the Board of Directors or a designated board committee.  In the event that a waiver of, modification of, or a change to the Code is granted, then the notice of the waiver, modification and/or change shall be posted on the Company’s website within five business days of the Board of Directors’ or designated board committee’s vote or shall be disclosed otherwise as required by applicable law or NYSE American, Toronto Stock Exchange or United States Securities and Exchange Commission rules.  Notices posted on the Company website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

/s/ Frederick H. Earnest

Frederick H. Earnest

President and Chief Executive Officer

Dated this 23rd day of August, 2023

/s/ Douglas L. Tobler

Douglas L. Tobler

Chief Financial Officer

Dated this 23rd day of August, 2023

APPENDIX B

CERTIFICATE OF ETHICS

I, _________________________________, hereby certify that I have received a copy of Vista Gold Corp.’s Code of Business Conduct and Ethics (the “Code”) and have read and understand the Code.  Furthermore, I agree to comply with the Code and all of its requirements.

_________________________________________________________________

SignatureDate

Wheaton Precious Metals Corp.

Board ManualTab C-19

PARTNER/SUPPLIER CODE OF CONDUCT

Wheaton Precious Metals Corp. and its subsidiaries (“Wheaton”) require that our suppliers, including our streaming partners, meet or exceed certain standards of business practice. This Partner/Supplier Code of Conduct (“Supplier Code”) sets out the minimum standards of conduct expected from all Suppliers wishing to do business with Wheaton.

We define “suppliers” as a business or individual that provides goods or services to Wheaton under terms specified in an agreement, including a precious metals purchase agreement (“PMPA”).

OUR COMMITMENT

Wheaton believes it is our responsibility to partner with suppliers that share our commitment to sustainable development and the standards set out in this Supplier Code.

We believe that we have an opportunity to positively impact business practices by encouraging our suppliers in their ongoing efforts to commit to certain internationally recognized standards.

OUR STANDARDS

In furtherance of our commitment, Wheaton expects its suppliers to meet or exceed the following standards:

(1)	Compliance with Applicable Law: Suppliers comply both with the terms of their agreements with Wheaton and the laws, rules and regulations of the countries where they do business with Wheaton. These include, but are not limited to, laws relating to bribery, corruption, safety, the environment, labour, health, human rights and tax.
(2)	Business Ethics and Integrity: Suppliers perform to a standard that is in accordance with responsible industry standards and practices with respect to ethics and integrity.
(3)	Health and Safety: Suppliers have in place responsible health and safety standards to ensure a safe and healthy workplace.
(4)	Human Rights and Labour: Suppliers respect international standards on fundamental human rights in their operations wherever they are located and ensure that they are not complicit in human rights abuses. Suppliers will comply with all laws relating to human rights and labour including:

Most Recent Revision: November 14, 2019page 1

Wheaton Precious Metals Corp.

Board ManualTab C-19

PARTNER/SUPPLIER CODE OF CONDUCT

●	respecting workers’ rights to freedom of association and collective bargaining;
●	prohibiting all forms of forced and compulsory labor;
●	ensuring all workers are of local legal age and preventing the use of illegal child labour;
●	encouraging safe working conditions; and
●	preventing discrimination in employment.
(5)	Environment and Sustainability: Suppliers demonstrate commitment to sustainable development. With this in mind, Wheaton supports and encourages our suppliers to adopt appropriate environmental and sustainable practices, such as promoting water and energy conservation programs, water and air emission management, biodiversity management, pollution controls, chemical and waste management, and recycling programs.
(6)	Host Communities: Suppliers demonstrate a strong commitment to obtaining social acceptance for their operations and engage with stakeholders from local and regional host communities.

In furtherance of these standards, Wheaton encourages its suppliers to adopt internationally recognized responsible business and mining practices through commitments to industry and global initiatives, such as but not limited to, the United Nations Global Compact, the International Council on Mining and Metals, Mining Association of Canada’s Towards Sustainable Mining Guiding Principles, and, in the case of gold mines, the World Gold Council’s Responsible Gold Mining Principles and the World Gold Council’s Conflict Free Gold Standards.

IMPLEMENTATION OF SUPPLIER CODE

In order to encourage the adoption of the standards set out in this Supplier Code, Wheaton will show preference for those suppliers who are able to demonstrate alignment with the standards contained in this Supplier Code.

The level to which Wheaton will require its suppliers to adhere to the standards set out in this Supplier Code will be commensurate with the significance of each supplier to our business, taking into account the nature, duration, materiality and extent of the relationship between Wheaton and such supplier. Depending on the circumstances, Wheaton will consider what means it has available to require or encourage adoption of the standards set out in this Supplier Code. This may include:

Most Recent Revision: November 14, 2019page 2

Wheaton Precious Metals Corp.

Board ManualTab C-19

PARTNER/SUPPLIER CODE OF CONDUCT

(1) inclusion of contractual terms between the supplier and Wheaton. For instance, Wheaton endeavors to include terms with our suppliers under PMPAs that require our suppliers to:

●	comply with all applicable laws and regulations;
●	comply with the Corruption of Foreign Public Officials Act (Canada) which prohibits the offering of anything of value to any foreign public official in order to obtain or retain any advantage in business, or similar legislation;
●	retain complete and accurate books and records;
●	adhere to certain confidentiality obligations;
●	adopt good environmental practices;
●	provide certain audit and inspection rights; and
●	confirm compliance with this Supplier Code;
(2)	making the availability of funding under our Partner Corporate Social Responsibility Program (which provides funding to suppliers under PMPAs for projects supporting the communities in which they operate) subject to compliance with the standards set out in this Supplier Code;
(3)	the consideration in the selection of a supplier whether that supplier complies with the standards set out in this Supplier Code;
(4)	the public commitment by Wheaton to certain international standards that are consistent with this Supplier Code, as a demonstration of our commitment to the standards set out in this Supplier Code;
(5)	raising awareness with the appropriate representative(s) of a supplier of any identified concerns, and escalating concerns where appropriate; and
(6)	other means and manners of encouraging adherence to the standards set out in this Supplier Code.

Wheaton expects that its suppliers will support our efforts to confirm compliance with this Supplier Code through regular dialogue, monitoring, reporting and visits.

Most Recent Revision: November 14, 2019page 3

1

Schedule G
intercreditor principles

[***]

1

Schedule H
Jawoyn Assumption Deed

[***]